EXHIBIT 2.3










                            ASSET PURCHASE AGREEMENT


                           dated as of June 23, 1997


                                  by and among


                        Innovative Technologies Limited,

                       Innovative Technologies (US) Inc.,

                       Innovative Technologies Group Plc,

                          PolyMedica Industries, Inc.,

                                       and

                        PolyMedica Industries UK Limited





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                                TABLE OF CONTENTS


                                                                       Page
Article 1:        PURCHASE AND SALE                                      1

                  1.1      Acquired Assets                               1
                  1.2      Excluded Assets                               3

Article 2:        PURCHASE PRICE                                         4

Article 3:        ASSUMPTION OF CERTAIN OBLIGATIONS                      4

Article 4:        CLOSING                                                5

                  4.1      Time and Place                                5
                  4.2      Transactions at Closing                       5

Article 5:        VALUE ADDED TAX;  STAMP DUTIES                         7

                  5.1      VAT Treatment                                 7
                  5.2      Delivery of Records                           7
                  5.3      Payment of VAT                                7
                  5.4      Indemnity                                     7
                  5.5      Stamp Duties                                  7

Article 6:        REPRESENTATIONS AND WARRANTIES OF THE
                  SELLER                                                 8

                  6.1      Organization of Seller;  Authority            8
                  6.2      Corporate Approval;  Binding Effect           8
                  6.3      Non-Contravention                             8
                  6.4      Governmental Consents;  Transferability of
                           Licenses, Etc.                                9
                  6.5      Financial Statements                         10
                  6.6      Absence of Certain Changes                   10
                  6.7      Litigation, Etc.                             12
                  6.8      Conformity to Law                            12
                  6.9      Title to Acquired Assets                     13
                  6.10     Real Property;  Safety, Zoning and
                           Environmental Matters                        13
                  6.11     Equipment                                    15
                  6.12     Inventories                                  16
                  6.13     Insurance                                    16
                  6.14     Contracts                                    16
                  6.15     Compensation of and Contracts with Employees 18
                  6.16     Employee Benefit Plans                       18
                  6.17     Labor Relations                              22
                  6.18     Trademarks, Patents, Etc.                    23
                  6.19     Suppliers and Customers                      25
                  6.20     Acquired Assets Complete                     26
                  6.21     No Undisclosed Liabilities                   26
                  6.22     Tax Returns                                  26
                  6.23     Product Liability                            27
                  6.24     Adverse Events                               27
                  6.25     Disclosure                                   27
                  6.26     Investment Representations                   27
                  6.27     Broker                                       28

Article 7:        REPRESENTATIONS AND WARRANTIES OF THE
                  BUYERS AND THE PARENT                                 28

                  7.1      Organization of Buyer;  Authority            28
                  7.2      Corporate Approval;  Binding Effect          28
                  7.3      Non-Contravention                            29
                  7.4      Government Consents                          29
                  7.5      Broker                                       29
                  7.6      Financing                                    29

Article 8:        CONDUCT OF BUSINESS BY THE SELLERS PENDING CLOSING
                  30

                  8.1      Full Access                                  30
                  8.2      Carry on in Regular Course                   30
                  8.3      No General Increases                         30
                  8.4      Contracts and Commitments                    31
                  8.5      Purchase and Sale of Capital Assets          31
                  8.6      Insurance                                    31
                  8.7      Preservation of Organization                 31
                  8.8      No Default                                   31
                  8.9      Compliance with Laws                         31
                  8.10     Advice of Change                             32
                  8.11     No Shopping, Etc.                            32
                  8.12     Consents of Third Parties                    32
                  8.13     Satisfaction of Conditions Precedent         32
                  8.14     Creation of Encumbrances                     32
                  8.15     Recruitment of Employees                     32
                  8.16     Confidentiality                              32
                  8.17     CardioTech Underlease                        32
                  8.18     Perstorp Amendment                           33



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Article 9:        CERTAIN TRANSITIONAL MATTERS                          33

                  9.1      Nonassignable Contracts                      33
                  9.2      General Assistance                           34
                  9.3      Hiring Employees                             35
                  9.4      Undisclosed Contracts                        37
                  9.5      Access to Books and Records                  37
                  9.6      Audit Rights                                 38
                  9.7      Prepayments and Returned Products            38
                  9.8      Receivables and Payables                     39
                  9.9      Chronosphere Agreement                       39

Article 10:       CONDITIONS PRECEDENT TO BUYERS' AND PARENT'S OBLIGATIONS
                  39

                  10.1     Representations and Warranties True at
                              Closing                                   39
                  10.2     Compliance with Agreement                    40
                  10.3     Sellers' Certificate                         40
                  10.4     Approvals                                    40
                  10.5     No Litigation                                40
                  10.6     Opinions                                     40
                  10.7     Releases from Creditors                      40
                  10.8     Environmental Report                         40
                  10.9     Consents of Third Parties                    41
                  10.10    Parent's Shareholder Approval                41
                  10.11    Amendments to Customer Contracts             41
                  10.12    Delivery of Certain Information              41
                  10.13    Placing Agreement                            41
                  10.14    Proceedings and Documents Satisfactory       41

Article 11:       CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS          42

                  11.1     Representations and Warranties True at
                              Closing                                   42
                  11.2     Compliance with Agreement                    42
                  11.3     Buyer's Certificate                          42
                  11.4     No Litigation                                42
                  11.5     Opinions                                     42
                  11.6     Proceedings and Documents Satisfactory       43

Article 12:       CERTAIN COVENANTS                                     43

                  12.1     Confidential Information                     43
                  12.2     Noncompetition                               43

Article 13:       INDEMNIFICATION                                       45

                  13.1     Indemnity by the Seller                      45
                  13.2     Indemnity by the Buyers and the Parent       47
                  13.3     Time Limitations                             48
                  13.4     Materiality Standards;  Dollar Thresholds    48
                  13.5     Claims                                       49
                  13.6     Method and Manner of Paying Claims;  Set-Off 50
                  13.7     Straddle Claims                              50
                  13.8     Insurance Proceeds                           51

Article 14:       TERMINATION                                           51

Article 15:       DEFINITIONS                                           52

Article 16:       GENERAL                                               54

                  16.1     Survival of Representations and Warranties   54
                  16.2     Survival of Covenants                        54
                  16.3     Expenses                                     54
                  16.4     Notices                                      55
                  16.5     Entire Agreement                             56
                  16.6     Governing Law                                56
                  16.7     Jurisdiction                                 56
                  16.8     Exchange Rate                                56
                  16.9     Sections and Section Headings                57
                  16.10    Assigns                                      57
                  16.11    Severability                                 57
                  16.12    Further Assurances                           57
                  16.13    Tax Treatment                                57
                  16.14    No Implied Rights or Remedies                58
                  16.15    Counterparts                                 58
                  16.16    Public Statements or Releases                58
                  16.17    Waiver of Jury Trial                         58
                  16.18    Construction                                 58



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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of the 23rd day of June 1997 and is by and among Innovative Technologies Limited, a limited liability company incorporated under the laws of England and Wales ("ITL"), Innovative Technologies (US) Inc., a Delaware corporation ("ITUI" and collectively with ITL, the "Buyers"), Innovative Technologies Group Plc, a public limited liability company incorporated under the laws of England and Wales (the "Parent"), PolyMedica Industries, Inc., a Massachusetts corporation ("PMI"), and PolyMedica Industries UK Limited, a limited liability company incorporated under the laws of England ("PIUL" and collectively with PMI, the "Sellers").

         WHEREAS, PMI (through its Wound Care Division) and PIUL are together engaged in the business of manufacturing, marketing and selling proprietary wound care products (the "Wound Care Business"); and

         WHEREAS, the Buyers desire to purchase certain assets owned by the Sellers relating to the Wound Care Business and the Sellers desire to sell certain assets relating to the Wound Care Business to the Buyers;

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyers, the Parent and the Sellers agree as follows:

                                    Article 1

                                Purchase And Sale

         1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof the Sellers shall sell, assign, transfer and deliver to the Buyers or their nominee(s), and the Buyers or their nominee(s) shall purchase, acquire and take assignment and delivery of, the following assets of the Sellers relating to the Wound Care Business (all of which assets are hereinafter referred to collectively as the "Acquired Assets"):

                  (a) All machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property described on
Schedule 1.1(a) hereto, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with the Sellers' obligations under Article 8 hereof (the "Equipment"), together with all of the Sellers' title to, interest in and rights under all product warranties and service agreements relating to the Equipment;

                  (b) Any and all inventories and stock in trade relating to the Wound Care Business, including all raw materials, work in progress and finished goods described on Schedule 1.1(b) hereto, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing consistent with the Sellers' obligations under Section 8.2 hereof (the "Inventory");

                  (c) All of the Sellers' title to, interest in and rights with respect to the owned real property described on Schedule 1.1(c) hereto (the "Owned Real Property");

                  (d) All of the Sellers' title to, interest in and rights under the leases and subleases of real property described on Schedule 1.1(d) hereto (the "Real Property Leases");

                  (e) All of the Sellers' title to, interest in and rights under the hire purchase agreements and leases of personal property described on
Schedule 1.1(e) hereto (the "Personal Property Leases");

                  (f) All of the Sellers' rights under the agreements with respect to employees described on Schedule 1.1(f) hereto (collectively, the "Employee Agreements");

                  (g) All of the Sellers' title to, interest in and rights under the contracts with customers listed on Schedule 1.1(g) hereto (the "Customer Contracts"), including all rights with respect to work in process under Customer Contracts, together with all contracts with customers entered into by the Sellers between the date of this Agreement and the Closing Date (as hereinafter defined) consistent with the Sellers' obligations under Section 8.4 which remain to be performed (in whole or in part) by the Sellers on the Closing Date;

                  (h) All of the Sellers' rights under all outstanding purchase orders, the service agreements relating to the Equipment and other contracts and agreements described on Schedule 1.1(h) hereto, and under all agreements for the purchase or sale of utilities, goods, materials and services from suppliers to the Sellers, together with any other such contracts entered into by the Sellers in the ordinary course of the Wound Care Business between the date of this Agreement and the Closing Date which remain to be performed (in whole or in part) by any supplier on the Closing Date (the contracts and agreements referred to in this clause (h) being referred to collectively as the "Other Contracts");

                  (i) All of the rights of the Sellers and their Affiliates under the licenses, permits and approvals from and applications to the United States Food and Drug Administration (the "FDA") and equivalent non-US agencies, clinical studies, submissions and supplements, approvals, and all correspondence, raw data, support information and background materials related thereto, used or obtained by the Sellers or their Affiliates in connection with the Wound Care Business as listed on Schedule 1.1(i) hereto (collectively, the "Permits");

                  (j) All of the Intellectual Property and Improvements thereto (each as defined in Article 15 herein) of the Sellers and their Affiliates related to the Wound Care Business, including but not limited to trademarks and trade names and the goodwill of the business symbolized thereby, product names, logos, lab notes, copyrights, marketing studies, manufacturing specifications, designs, inventions (whether patentable or unpatentable), production records, technical information, manufacturing and design know-how, processes, product and process specifications, final designs, manufacturing processes, results of human and animal studies and other experimentation, trade secrets, clinical data, drawings, databases, software and related documentation, marketing studies, marketing literature, final formulations and prior iterations of the products of the Wound Care Business, including without limitation those described on
Schedule 1.1(j) hereto (collectively, the "Intangibles"); and

                  (k) All of the Sellers' accounting books, inventory and stock in trade ledgers, other records and ledgers, local, state, and national tax returns, employment and personnel records for all Assumed Employees (as defined in Section 9.3(c)) of the Sellers, customer and supplier lists maintained by or on behalf of the Sellers and all other documents and records, in each case relating to the Acquired Assets or the Wound Care Business.

         1.2. Excluded Assets. Notwithstanding the foregoing, the Sellers are not selling and the Buyers are not purchasing, pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the "Excluded Assets"):

                  (a) all of the Sellers' rights under the employee benefit plans described on Schedule 1.2(a) hereto and all related plan assets and plan sponsorships;

                  (b) all of the Sellers' cash, cash equivalents and accounts receivable (or book debts) outstanding at the Closing;

                  (c)      all of the Sellers' rights to use the word
"PolyMedica";

                  (d) all of the Sellers' minute books, share ledgers and other corporate and accounting records;

                  (e) the consideration received by the Sellers pursuant to this Agreement;

                  (f)      the rights of the Sellers under this Agreement; and

                  (g) the assets and contracts described on Schedule 1.2(g) hereto.

                                    Article 2

                                 Purchase Price

         At the Closing, the Buyers shall deliver to the Sellers, as the aggregate purchase price for the Acquired Assets, (i) Nine Million U.S. Dollars (U.S. $9,000,000) in cash, Four Hundred Thousand U.S. Dollars (U.S. $400,000) of which has previously been paid to the Sellers pursuant to the letter of intent dated April 11, 1997 among the Parent, PMI and PIUL (as amended by Amendment No. 1 dated June 10, 1997, the "Letter of Intent"), (ii) a promissory note, in the principal amount of Four Million U.S. Dollars (U.S. $4,000,000), in the form of Exhibit A hereto (the "Note"), (iii) a note for One Million Eight Hundred
Thirty-one Thousand Five Hundred Pounds Sterling ((pound)1,831,500) nominal amount series 1 unsecured convertible notes 1997/2000 issued by the Parent in the form attached to the instrument attached as Exhibit B hereto, and (iv) a note for Nine Hundred Fifteen Thousand Seven Hundred Fifty Pounds Sterling ((pound)915,750) nominal amount series 2 unsecured convertible loan notes 1997/2000 issued by the Parent in the form attached to the instrument attached as Exhibit C hereto (together with the convertible loan notes referred to in (iii) above, the "Loan Notes").

                                    Article 3

                        Assumption Of Certain Obligations

         At the Closing,  the Buyers shall  assume,  and agree to pay,  perform, fulfill and discharge, all obligations of the Sellers (collectively, the "Assumed Liabilities") under the Real Property Leases, Personal Property Leases, Employee Agreements, Other Contracts and Customer Contracts (collectively, the "Assumed Contracts") to the extent, and only to the extent, such obligations accrue after the Closing and relate to the operation of the Wound Care Business after the Closing. Anything in this Agreement to the contrary notwithstanding, the Buyers shall not assume, and shall not be deemed to have assumed, any liability or obligation of the Sellers whatsoever, known or unknown, fixed or contingent, and including without limitation any obligations arising out of the operation of the Wound Care Business prior to Closing, other than as specifically set forth in this Article 3 (with all such unassumed liabilities and obligations referred to herein as the "Excluded Liabilities").

                                    Article 4

                                     Closing

         4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts (or at such other place as the Buyers, the Parent and the Sellers may agree) at 10:00 a.m. on July 18, 1997 or such later date not later than July 31, 1997 as is the first business day after the last of the conditions precedent to be satisfied or waived pursuant to Articles 10 and 11 has been satisfied or waived. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

         4.2.  Transactions at Closing.  At the Closing:

                  (a) The Sellers shall duly execute and deliver to the Buyers or their nominee or nominees such deeds, certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as the Buyers may reasonably request and as may be necessary to vest in the Buyers good and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance (as defined in Section 6.9) except for the Encumbrances specified in Schedule 4.2(a) hereto (the "Permitted Encumbrances"). These transfer instruments will include, without limitation, a Bill of Sale in the form of Exhibit D hereto with respect to the Acquired Assets, Patent Assignments in the form of Exhibit E-1 and E-2 hereto, Trademark Assignments in the form of Exhibits F-1 and F-2 hereto, a sub-lease of the premises leased by PMI in Golden, Colorado on the terms of the term sheet attached hereto as Exhibit G-1, an assignment of the Real Property Lease with respect to PIUL's premises in Tarvin, Cheshire in the form of Exhibit G-2 hereto and assignments of the Permits in the form of Exhibit H hereto.

                  (b) The Buyers or their nominee or nominees, as the case may be, shall duly execute and deliver to the Sellers such instruments of assumption and other documents with respect to the Assumed Liabilities as the Sellers may reasonably request, including an Assumption Agreement in the form of Exhibit I hereto.

                  (c) The Sellers shall deliver or cause to be delivered to the Buyers all of the Sellers' leases, contracts and agreements included in the Acquired Assets, with such assignments thereof and consents to assignments as are necessary to assure the Buyers of the full benefit of the same, and all of the Sellers' business records, tax returns, books and other data relating to the Acquired Assets. The Sellers shall take all requisite steps to put the Buyers in actual possession and operating control of the Acquired Assets.

                  (d) The Buyers shall pay the net cash portion of the purchase price in the amount of Eight Million Six Hundred Thousand US Dollars (U.S. $8,600,000) by wire transfer to an account designated by PMI, and shall deliver the Note to PMI.

                  (e) ITL and PMI will enter into a Non-Exclusive License and Supply Agreement in the form of Exhibit J hereto (the "License and Supply Agreement").

                  (f) Upon request of the Buyers at least five days prior to Closing, the Sellers shall deliver to the Buyers (i) pay-off letters, releases and lien discharges (or agreements therefor) from any Person with an Encumbrance on any of the Acquired Assets and the Buyers shall pay in full the amount owed to such Person at the Closing (to the extent such amount does not exceed the net cash portion of the purchase price), which amount shall be deducted from the net cash portion of the purchase price and (ii) any other consents of any of the Sellers' lenders required by the terms of any Seller's borrowing arrangements.

                  (g) Two days prior to Closing, Coopers & Lybrand LLP (or an affiliate) shall conduct a survey at the Buyers' expense of all of the Sellers' inventories and stock in trade relating to the Wound Care Business and shall issue a report in form and substance satisfactory to the Buyers that the levels of inventories and stock in trade of the Sellers are not less than the levels set out in Schedule 1.1(b).

                  (h) The Buyers and the Sellers  will agree upon an  allocation of the  purchase  price  among the  Acquired  Assets  and an  allocation  of the
Acquired Assets and Assumed Liabilities between the Buyers, which such allocations shall be set forth upon a certificate to be delivered by each of the Buyers and each of the Sellers at the Closing.

                  (i) The Sellers will pay to the Buyers, by wire transfer to an account designated by the Buyers, an amount equal to the aggregate amount of all prepayments by customers of the Sellers with respect to product orders under the Customer Contracts (including without limitation the Hisamitsu contract) to the extent such orders have not been satisfied on or before the Closing Date.

                                    Article 5

                          Value Added Tax; Stamp Duties

         5.1. VAT Treatment. The parties shall use all reasonable endeavours to procure that the purchase of that part of the Wound Care Business which is carried on in the United Kingdom (the "UK Business") and that part of the Acquired Assets used in the conduct of the UK Business (the "UK Assets") is deemed to be a transfer of a business or part of a business as a going concern for the purposes of article 5 of the United Kingdom Value Added Tax (Special Provisions) Order 1995 (the "VAT Order") and is treated neither as a supply of goods nor a supply of services.

         5.2. Delivery of Records. The Sellers shall forthwith deliver to ITL all the records of the UK Business for value added tax purposes which are required to be preserved by ITL by the United Kingdom Value Added Tax Act 1994
Section 49(1)(b).

         5.3. Payment of VAT. In the event that H.M. Customs and Excise determines that value added tax is chargeable on the sale of the UK Assets or on any part of the UK Assets ITL agrees that such value added tax shall be in addition to the sums specified in Article 2 and that (against production of proper tax invoices in respect of such sums) it shall pay the amount of such value added tax (including any penalty or interest incurred by ITL for late payment solely by reason of it having been assumed by the parties that the purchase of the UK Business and the UK Assets fell within article 5 of the VAT Order).

         5.4. Indemnity. The Sellers shall indemnify the Buyers against any value added tax payable in relation to goods delivered or services rendered by the Sellers in relation to the UK Business prior to the Closing Date and against all penalties and interest relating thereto.

         5.5. Stamp Duties. All stamp duties or other transfer taxes payable with respect to the sale of the UK Assets shall be paid by the Buyers.

                                    Article 6

                  Representations And Warranties Of the Seller

         The Sellers jointly and severally represent and warrant to the Buyers and the Parent as follows:

         6.1. Organization of Sellers; Authority. PMI is a corporation duly organized and validly existing under the laws of the Commonwealth of
Massachusetts. PIUL is a limited liability company duly incorporated and registered under the laws of England. Each of the Sellers is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it make such qualification necessary, except for those jurisdictions where the failure to so qualify would not have a Material Adverse Effect. Each of the Sellers has delivered to the Buyers complete and correct copies of its charter and by-laws or other constitutional documents and all amendments thereto. Each of the Sellers has all requisite power and authority to own and hold the Acquired Assets owned or held by it and to carry on the Wound Care Business as such business is now conducted. Each of the Sellers has all requisite power and authority to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (collectively, the "Transaction Documents") to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

         6.2. Corporate Approval; Binding Effect. Each of the Sellers has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of the Transaction Documents to which it is or is to be a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Sellers and constitutes, and the other Transaction Documents when executed and delivered by the Sellers will constitute, the legal, valid and binding obligations of the Sellers enforceable against them in accordance with their terms, except to the extent the enforceability thereof may be limited by any applicable bankruptcy, reorganization, fraudulent conveyance, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

         6.3. Non-Contravention. Except as set forth in Schedule 6.3 hereto and except for any consents to transfer required in connection with the transfer to the Buyers of the Assumed Contracts, the execution and delivery by the Sellers of the Transaction Documents and the consummation by them of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the charter and by-laws or other constitutional documents of the Sellers, as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of the Sellers (including without limitation any of the Acquired Assets) pursuant to (i) any agreement or instrument filed as an exhibit to (or incorporated by reference in) PMI's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 or to any of PMI's quarterly reports on Form 10-Q filed for any fiscal period thereafter, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

         6.4.  Governmental Consents; Transferability of Licenses, Etc.

                  (a) Except as set forth on Schedule 6.4 and except for filing and recording appropriate documents normally required in connection with conveyance of title to real or personal property, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each of the Sellers of the Transaction Documents to which it is a party or for the consummation by it of the transactions contemplated hereby or thereby. The Sellers have and maintain, and the Permits listed on Schedule 1.1(i) hereto include, all operating authorities, licenses, permits, approvals and other authorizations from all governmental authorities as are necessary for the conduct of the Wound Care Business or in connection with the ownership or use of the Acquired Assets. Except as expressly designated on Schedule 6.4, all of the Sellers' rights under each of the Permits is freely transferable to the Buyers, and true and complete copies of all of the Permits have previously been delivered to the Buyers.

         (b) The Sellers and their Affiliates did not sell any products or any prior iteration of any products relating to the Wound Care Business prior to receiving any required or necessary approvals or consents from any federal, state or foreign governmental authority, including the FDA or any equivalent entity in any other jurisdiction. Except as set forth in Schedule 6.4(b) hereto, the Sellers and their Affiliates have received all necessary approvals and consents to sell, promote and market the products sold by the Wound Care Business in the United States, the United Kingdom and any other jurisdiction in which they sell, promote or market such products. Except as set forth in
Schedule 6.4(b) hereto, neither the Sellers nor any of their Affiliates have received any notice of, or is aware of any actions, product recalls, medical device reports, information requests or similar issues regulated by the FDA or any equivalent entity in any other jurisdiction. All facilities operated by the Sellers in connection with the Wound Care Business are operated in accordance with good manufacturing practices.

         (c) Set forth on Schedule  6.4(c)  hereto is an accurate  and  complete list of all applications, submissions, correspondence and other material communications (including written summaries of any material oral communications) relating to the application by the Sellers or their Affiliates for approval by the FDA to market and sell the products sold by the Wound Care Business in the United States (collectively, the "FDA Applications") and an accurate and complete list of all applications, submissions, correspondence and other material communications (including written summaries of any material oral communications) relating to the applications by the Sellers or their Affiliates for approval by any entities equivalent to the FDA in any other jurisdictions, to market and sell the products sold by the Wound Care Business in such jurisdictions (collectively, the "Non-US Applications"). Accurate and complete copies of all such applications, submissions, correspondence and other communications have been previously provided to the Buyers by the Sellers. All requests for additional information and other communications with the FDA or any equivalent entity with respect to the FDA Applications or the Non-US Applications have been adequately responded to, and all information relating to the products sold by the Wound Care Business, including information gathered during clinical studies, required to be submitted or disclosed to the FDA or any comparable entity in connection with the FDA Applications or the Non-US Applications has been submitted or disclosed.

         6.5. Financial Statements. The Sellers have delivered the following financial statements (the "Financial Statements") to the Buyers, and there are attached as Schedule 6.5 hereto: (a) the audited balance sheet of the Wound Care Business as at March 31, 1997 (such balance sheet being referred to herein as the "Audited Balance Sheet"), and the related audited statements of operations of the Wound Care Business for the fiscal year then ended, (b) the balance sheets of the Wound Care Business as at March 31, 1995 and March 31, 1996, and the related statements of operations of the Wound Care Business for the fiscal years then ended, each of which has been reviewed by the Sellers' auditors, and
(c) product sales information for each product sold by the Wound Care Business during the three fiscal year period ending on March 31, 1997. Each of the Financial Statements is true and correct in all material respects and has been prepared in accordance with generally accepted accounting principles; each of such balance sheets fairly presents the financial condition of the Wound Care Business as of its respective date; and such statements of income, retained earnings and cash flows fairly present the results of operations for the periods covered thereby.

         6.6. Absence of Certain Changes. Except as set forth on Schedule 6.6, since March 31, 1997 the Sellers have carried on the Wound Care Business only in the ordinary course, and, insofar as it relates to the Wound Care Business, there has not been:

                  (a) any change in the assets, liabilities, sales, income or average inventory levels of the Sellers or in their relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not had, either in any case or in the aggregate, a Material Adverse Effect;

                  (b) any significant change in the financial, trading or business position of the Wound Care Business;

                  (c) any acquisition or disposition by the Sellers of any asset or property other than in the ordinary course of business;

                  (d) any damage, destruction or loss, whether or not covered by insurance, or any fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, change in technology, obsolescence of product, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy materially and adversely affecting, either in any case or in the aggregate, the property or business of the Sellers;

                  (e) notice of any adverse decisions by any regulatory authority having jurisdiction over any of the Sellers including without limitation the FDA or any equivalent entity;

                  (f) any increase in the compensation, pension or other benefits payable or to become payable by the Sellers to any of their officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyers have been supplied complete and correct copies);

                  (g) any forgiveness or cancellation of any debt or claim by the Sellers of any waiver of any right of material value other than compromises of accounts receivable (or book debts) in the ordinary course of business;

                  (h) any entry by the Sellers into any transaction other than in the ordinary course of business;

                  (i) any incurrence by the Sellers of any obligations or liabilities, whether direct or indirect, absolute or contingent, matured or unmatured or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; or

                  (j) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Sellers.

         6.7. Litigation, Etc. Except as set forth on Schedule 6.7 hereto, no action, suit or proceeding or investigation is pending or, to the knowledge of any of the Sellers, threatened, relating to or affecting any of the Acquired Assets or, insofar as it relates to the Wound Care Business, the Sellers or which question the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, except for any actions, suits, proceedings or investigations that individually or in the aggregate will not have a Material Adverse Effect.

         6.8. Conformity to Law. (a) Except as set forth on Schedule 6.8 each of the Sellers, insofar as it relates to the Wound Care Business, has complied in all material respects with, and is in compliance in all material respects with:
(i) all laws, statutes, local ordinances, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Seller or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance), and (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which any of the Sellers is a party set forth on Schedule 6.14, or by which any of the Sellers or any of the Acquired Assets is subject. Except as set forth on
Schedule 6.8 hereto, the Sellers have not committed, been charged with, or to the Sellers' knowledge been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of the Sellers (insofar as it relates to the Wound Care Business) or any of the Acquired Assets, except for any violation that singly or in the aggregate will not have a Material Adverse Effect and will not restrict or limit the ability of the Buyers in any material respect to own or operate the Acquired Assets or conduct the Wound Care Business after the Closing Date.

                  (b) In connection with the ownership and operation by the Sellers of the Acquired Assets and the conduct by the Sellers of the Wound Care Business, none of the Sellers, nor, to the knowledge of any of the Sellers, any officer, director, employee, agent or representative of the Sellers, has made, directly or indirectly, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded in the books and records of any of the Sellers, payments from corporate funds that were falsely recorded on the books and records of any of the Sellers, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain favorable treatment in securing business or to obtain special concessions or illegal payments from corporate funds to obtain or retain business either within or without the United States.

         6.9. Title to Acquired Assets. Except as noted on Schedule 6.9, the Sellers are the legal and beneficial owners of and have good and valid title to all of the Acquired Assets, and have the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party. Except for liens described on Schedule 6.9 hereto which will be discharged at Closing, and except for Permitted Encumbrances and any Encumbrances (as defined below) arising out of Taxes (as defined in Article 15) not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, all of the Acquired Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"). At and as of the Closing, the Buyers or their nominee(s) will have good and valid title to all of the Acquired Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

         6.10.  Real Property; Safety, Zoning and Environmental Matters.

                  (a) Schedule 6.10(a) hereto sets forth complete and accurate legal descriptions of all real property presently owned, leased or operated by the Sellers in connection with the Wound Care Business (the "Real Property").
Schedule 6.10(a) also sets forth a complete and correct description of all leases relating to the Wound Care Business pursuant to which the Sellers hold any such Real Property.

                  (b)      Except as set forth on Schedule 6.10(b):

                           (i) neither the Sellers nor to the knowledge of the Sellers (after due inquiry) any owner or operator of any real property presently owned, leased or operated by any of the Sellers is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the United Kingdom Environmental Protection Act 1990, the United States Resource Conservation and Recovery Act ("RCRA"), the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the United States Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the United States Federal Water Pollution Control Act, the United States Solid Waste Disposal Act, as amended, the United States Federal Clean Water Act, the United States Federal Clean Air Act, the United States Toxic Substances Control Act, or any other federal, state, local or non-US statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), except for any violations that singly or in the aggregate will not have a Material Adverse Effect;

                           (ii) no Seller has received, with respect to any of the Real Property, written notice from any third party, including without limitation, any federal, state, local or non-US governmental authority, (A) that such Seller or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B
         (1986);  (B)  that  any  hazardous  waste,  as  defined  by  42  U.S.C.
         ss.6903(5), any hazardous substance as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant as defined by 42 U.S.C. ss.9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which such Seller or any predecessor in interest has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that such Seller or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that such Seller or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

                           (iii) to the knowledge of the Sellers after due inquiry (A) no portion of any Real Property has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances (other than heating oil) is located on any of the Real Property; (B) the Real Property is free from contamination of every kind, including, without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to the health and safety of the occupants of such properties or those adjacent thereto; (C) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) of Hazardous Substances on, upon, into or from any Real Property except in accordance in all material respects with applicable Environmental Laws; (D) there have been no material releases on, upon, from or into any real property in the vicinity of any of the Real Property which, through soil or groundwater contamination, may have come to be located on such Real Property; and
         (E) any Hazardous Waste (as defined under RCRA) that has been generated on any of the Real Property presently owned, leased or operated by the Sellers in connection with the Wound Care Business has been transported offsite only by carriers having identification numbers issued by the EPA and has been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Sellers' knowledge, operating in compliance in all material respects with such permits and applicable Environmental Laws, except for any violations that singly or in the aggregate will not have a Material Adverse Effect; and

                           (iv) no Real Property or equipment presently owned, leased or operated by the Sellers in connection with the Wound Care Business is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

                  (c) Attached as part of Schedule 6.10(c) is a list of all documents, reports, site assessments, data, communications or other materials, in the possession of the Sellers or to which they have access, which contain any material information with respect to potential environmental liabilities associated with any Real Property and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Sellers have furnished to the Buyers complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 6.10(c) hereto.

         6.11. Equipment. Schedule 1.1(a) hereto sets forth a complete and accurate list as of March 31, 1997 of all of the Sellers' machinery and equipment relating to the Wound Care Business. The Personal Property Leases listed on Schedule 1.1(e) hereto include all leases and hire purchase agreements by the Sellers of all items of personal property used in the Wound Care Business. The Equipment, and all personal property held by the Sellers under the Personal Property Leases, are utilized by the Sellers in the ordinary course of business and are in good operating condition and repair for their present use in the Wound Care Business.

         6.12. Inventories. Except as set forth on Schedule 6.12, the inventories and stock in trade of the Sellers consist solely of, and the Inventory to be purchased by the Buyers hereunder will consist solely of, materials and goods of a quality and quantity which are usable for manufacturing and saleable in the normal course of the Wound Care Business. The Inventory is adequate for the present needs of the Wound Care Business, is fairly reflected on the books of account of the Sellers, and is valued in accordance with the normal inventory valuation policies of the Sellers of stating items of inventory at the lower of standard cost and market value in accordance with generally accepted accounting principles, with adequate allowance for excessive or obsolete inventories. Except as set forth on Schedule 6.12, no item included in the Inventory is damaged, obsolete or in poor condition and all items included in the Inventory are capable of being sold in the ordinary course of business in accordance with the Sellers' current price lists without rebate or allowance to a buyer.

         6.13. Insurance. Schedule 6.13 hereto lists all policies of fire, liability, worker's compensation, life, property and casualty, product liability and other insurance owned or held by the Sellers or maintained for the benefit of the Sellers in connection with the Wound Care Business and the Acquired Assets. All such policies (a) are in full force and effect, (b) are sufficient for compliance in all material respects by the Sellers with all requirements of law and regulation and all agreements to which the Sellers are a party and (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule. The Sellers are not in material default with respect to their obligations under any of such insurance policies and have not received any notification of cancellation of any such insurance policies.

         6.14. Contracts. Schedule 6.14 sets forth a complete and accurate list of all contracts to which any of the Sellers is a party or by which any of the Sellers is bound or to which any of the Sellers or any of the Acquired Assets is subject relating to the Wound Care Business. As used in this Section 6.14, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against the Sellers relating to the Wound Care Business, and specifically includes:

                  (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest;

                  (b) agreements with any labor union or association representing any employee;

                  (c) contracts and other agreements for the provision of services by any of the Sellers;

                  (d) bonds, guarantees or other security agreements provided by any party in connection with the business of the Sellers;

                  (e) contracts and other agreements for the sale of any of the Sellers' assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Sellers' assets or properties;

                  (f) joint venture agreements relating to the assets, properties or business of the Sellers or by or to which they or any of their assets or properties are bound or subject;

                  (g) contracts or other agreements under which the Sellers agree to indemnify any party, to share tax liability of any party, or to refrain from competing with any party;

                  (h) any contracts or other agreements with regard to indebtedness for borrowed money; or

                  (i) any other contract or other agreement whether or not made in the ordinary course of business.

         The Sellers have delivered to the Buyers true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed on Schedule 6.14 hereto or any of the other Schedules hereto is in full force and effect, the Sellers are not in breach of any of the provisions of any such contract, nor, to the knowledge of the Sellers, is any other party to any such contract in breach thereof, nor does any event or condition exist which with notice or the passage of time or both would constitute a breach thereunder, except for any breaches or non-compliance that individually or in the aggregate would not have a Material Adverse Effect. The Sellers have in all material respects performed all obligations required to be performed by them to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 6.14), no contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyers to be assumed thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

         6.15. Compensation of and Contracts with Employees. Schedule 6.15 hereto sets forth a complete and accurate list of (a) each Employee (as defined in Article 15 hereof) and the rate, character and amount of the compensation paid to each such Employee for the fiscal year ended March 31, 1997, and (b) the rate, character and amount of such compensation paid to each such Employee annually through April 30, 1997. Except as set forth on Schedule 6.15 hereto, there have been no changes in such compensation since such date. Except as listed in Schedule 6.15 hereto, the Sellers have no employment agreement, written or oral, with any currently active Employee, including any agreement to provide any bonus or benefit to any such Employee. Except as set forth on
Schedule 6.15, since December 31, 1996, the Sellers have not made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any Employee. Except as set forth on Schedule 6.15, the Sellers have no outstanding loans or advances to any Employee. Since April 1, 1996 no Employee has been transferred to any other business operation controlled directly or indirectly by any of the Sellers.

         6.16.  Employee Benefit Plans.

                  (a) Except as set forth on Schedule 6.16 hereto, neither the Sellers nor any trade or business (whether or not incorporated) that is a member of a group described in Section 414(b) or Section 414(c) of the United States Internal Revenue Code of 1986, as amended (the "Code"), of which any of the Sellers is a member (a "Related Entity") maintains or has any obligation to make contributions to any employee benefit plan within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, deferred compensation, stock option, bonus, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit or other benefit program for officers, employees, consultants or directors, current or former. Each employee benefit plan (within the meaning of Section 3(3) of ERISA) set forth on Schedule
6.16 hereto, other than the UK Benefits Schemes or any such plan which is a multiemployer plan as defined at Section 3(37) or Section 4001(a)(3) (a "Multiemployer Plan"), is hereinafter referred to as an "ERISA Plan", and each other plan, program or arrangement set forth on Schedule 6.16 hereto (other than the UK Benefits Schemes or any such plan, program or arrangement that is a Multiemployer Plan) is hereinafter referred to as a "Non-ERISA Plan". The
Sellers have heretofore delivered to the Buyers true, correct and complete copies of each ERISA Plan and of each Non-ERISA Plan and (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report or disclosure materials (including any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the six (6) preceding calendar years and (iii) the most recently delivered IRS determination letter, and any other governmental advisory opinions or rulings applicable to such Plan. All such ERISA Plans and Non-ERISA Plans have been maintained and operated in accordance in all material respects with all federal, state and local laws and regulations applicable to such plans, and the terms and conditions of the respective plan documents.

                  (b) Except as otherwise noted in Schedule 6.16 hereto, no ERISA Plan subject to Title IV of ERISA or any trust created under any such ERISA Plan has been terminated within the current or preceding six (6) calendar years, and any termination so noted in Schedule 6.16 hereto was accomplished in accordance with applicable federal, state and local law. Neither Seller nor any Related Entity has incurred, or is expected to incur, any material liability to the United States Pension Benefit Guaranty Corporation ("PBGC"), any Multiemployer Plan or to any other governmental authority, pension or retirement board, or other agency, under any federal, state or local law. There has been no "reportable event" within the meaning of Section 4043(b) of ERISA with respect to any ERISA Plan and no event or condition that presents a material risk of termination of any ERISA Plan by the PBGC.

                  (c) Full payment has been made of all amounts that any of the Sellers or any Related Entity is required, under the terms of each ERISA Plan, Non-ERISA Plan and Multiemployer Plan, or pursuant to applicable federal, state or local law, to have paid as contributions to such ERISA Plan, Non-ERISA Plan or Multiemployer Plan (as the case may be) as of the last day of the most recent fiscal year of such ERISA Plan, Non-ERISA Plan or Multiemployer Plan (as the case may be) ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any ERISA Plan.

                  (d) The execution of this Agreement and the consummation of the transactions contemplated herein will not result in any payment (whether of severance pay or otherwise) becoming due from any ERISA Plan or Non-ERISA Plan of any of the Sellers to any current or former director, officer, consultant or employee of such Seller or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

                  (e) Except for the schemes set forth with respect to the UK Employees in Schedule 6.16 hereto (the "UK Benefits Schemes"), there are no agreements, arrangements, customs or practices (whether legally enforceable or not) in operation for the payment of or contribution towards any pensions, allowances, lump sums or other like benefits on retirement or on death or during periods of sickness or disablement for the benefit of any UK Employees or for the benefit of dependants of any such UK Employees nor has any proposal to establish any such agreement or arrangement been announced.

                  (f) Full details of each of the UK Benefits Schemes have been given to the Buyers in the form of:

                  (i) copies of all trust deeds and rules governing or relating to the UK Benefits Schemes; and

                  (ii) copies of all current booklets, announcements and other explanatory literature issued to the Employees who are members of the UK Benefits Schemes and copies of letters or other documents relating to arrangements for individual members or groups of members.

                  (g) No discretion or power has been or will before Closing be exercised under any of the UK Benefits Schemes to:

                  (i) augment benefits thereunder in respect of any of the Employees, except as set forth on Schedule 6.16 hereto;

                  (ii) admit to membership an Employee who would not otherwise have been eligible for admission to membership thereof;

                  (iii) provide in respect of a member who is an Employee a benefit which would not otherwise be provided in respect of such member; or

                  (iv) pay a contribution thereto in respect of an Employee which would not otherwise have been paid.

                  (h) All benefits (other than refunds of contributions) payable under the UK Benefits Schemes on the death of a member who is an Employee or during periods of sickness or disability of such a member are fully insured under a policy effected with an insurance company of good repute and each such member has been covered for such insurance by such insurance company at its normal rates and on its normal terms for persons in good health and all insurance premiums payable have been paid.

                  (i) No payment or repayment of any of the assets of the UK Benefits Schemes has been made to any employer participating in the scheme.

                  (j) There has been no breach of the trusts of the UK Benefits Schemes and there are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrator of the UK Benefits Schemes or against the Sellers or any other employer that participates in any of the UK Benefits Schemes in respect of any act, event, omission or other matter arising out of or in connection with such UK Benefits Schemes, and all liabilities in respect of any costs, fees and expenses in relation to such UK Benefits Schemes (whether or not already invoiced) incurred before the Closing will have been met by Closing.

                  (k)     In relation to the UK Benefits Schemes:

                  (i)     the current rates of all  contributions are set out in
                          Schedule 6.16 and there are not at the date hereof any contributions thereto from or in respect of Employees or other payments which have fallen due but are unpaid; and

                  (ii) each of the UK Benefits Schemes is a money purchase scheme (as defined in section 181(l) United Kingdom Pension Schemes Act 1993) or a personal pension scheme (as defined in Section 630 of the United Kingdom
                          Income and Corporation Taxes Act 1988) and the benefits payable under each such UK Benefits Scheme whether immediate, prospective or contingent, are solely the benefits which can be provided by the funds available for each member under such UK Benefits Scheme.

                  (l) Each UK Benefits Scheme is either approved by the United Kingdom Commissioners of Inland Revenue as an exempt approved scheme for the purposes of Part XIV Chapter I of the United Kingdom Income and Corporation Taxes Act 1988 or Part XIV Chapter IV of the United Kingdom Income and Corporation Taxes Act 1988 or is capable of receiving such approval and neither Seller is aware of any circumstances which might give the United Kingdom Inland Revenue reason to withdraw or withhold such approval.

                  (m) The UK Benefits Schemes are not contracted-out schemes and have no liabilities in respect of protected rights as defined in section 10 of the United Kingdom Pension Schemes Act 1993.

                  (n) The UK Benefits Schemes do not distinguish between male and female members (except in relation to maternity) in the provision of benefits relating to periods of pensionable service after May 17, 1990 and no adverse alteration has been made to benefits already accrued at the date of announcing changes designed to equalize benefits.

                  (o) The UK Benefits Schemes have not at any time excluded Employees from eligibility for membership on the grounds of specified hours of work.

                  (p) No further employees have become entitled to benefits under the PolyMedica UK Limited Retirement and Death Benefits Scheme, and no contributions have been paid by PIUL or any other company into that scheme since December 1991 and no such contributions are currently being paid.

                  (q) No contributions have been paid by PIUL or any other company into the Beam Tech Limited Executive Pension Scheme in respect of Mr. Ian Harrison since December 1991 and no such contributions are currently being paid.

                  (r)  Each of the  Personal  Pension  Schemes  (as  defined  in
Schedule 6.16) is approved by the United Kingdom Commissioners of Inland Revenue under Chapter IV Part XIV of the United Kingdom Income and Corporation Taxes Act 1988.

                  (s) Each of the Personal Pension Schemes provides only money purchase benefits (as defined in the United Kingdom Pension Schemes Act 1993) for the beneficiaries of such schemes.

                  (t) The current rate of contributions to each of the Personal Pension Schemes are set out in Schedule 6.16 and there are not at the date hereof any contributions thereto from or in respect of the UK Employees or other payments which have fallen due but are unpaid.

         6.17. Labor Relations. Except as set forth on Schedule 6.17, insofar as it relates to the Wound Care Business, each of the Sellers is in full compliance in all material respects with all United States federal and state, United Kingdom and European Union laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 6.17, insofar as it relates to the Wound Care Business, there is no charge pending or, to the knowledge of any of the Sellers, threatened against any of the Sellers alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against any of the Sellers pending before the United States National Labor Relations Board or any equivalent body in the United Kingdom. Insofar as it relates to the Wound Care Business, there is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of any of the Sellers, threatened against or involving any of the Sellers. Except as set forth on Schedule 6.17, insofar as it relates to the Wound Care Business, to the knowledge of any of the Sellers, no one has petitioned within the last three (3) years, and no one is now petitioning, for union representation of any of the Sellers' employees. Except as set forth on
Schedule 6.17 hereto, insofar as it relates to the Wound Care Business, no labor organization, trade union or similar organization (whether certified or not) represents or purports to represent any employees of any of the Sellers. Except as set forth on Schedule 6.17 hereto, insofar as it relates to the Wound Care Business, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of the Sellers and no claim therefor has been asserted. Except as described on Schedule 6.17 hereto, insofar as it relates to the Wound Care Business, none of the employees of any of the Sellers is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any of the Sellers. Except as fully described on Schedule 6.17 hereto, none of the Sellers has experienced any work stoppage during the last five years in connection with the Wound Care Business.

         6.18. Trademarks, Patents, Etc. (a) Schedule 6.18(a) hereto sets forth a complete and accurate list of (i) all patents, trademarks, trade names and copyrights owned by and registered in the name of any of the Sellers or used or proposed to be used by any of the Sellers in connection with the Wound Care Business, all applications therefor, and all licenses and other agreements relating thereto, and (ii) all agreements relating to Intellectual Property (as defined in Article 15) which the Sellers have licensed or authorized for use by others or which has been licensed or authorized for use to the Sellers in connection with the Wound Care Business. Each of the agreements described on
Schedule 6.18(a) is binding on the Seller party thereto, and to the knowledge of the Sellers, is binding on each other party to such agreement and any successors and assigns, including any successors to the business of such entity through merger, sale of all or substantially all of the stock, assets or other interest in or of such party. Except as set forth on Schedule 6.18(a), all of the Sellers' rights under such agreements are freely assignable. True and complete copies of all such agreements, and any amendments thereto, have been provided to the Buyers. All of the Sellers' patents, patent applications, trademark registrations, trademark applications and registered copyrights listed on
Schedule 6.18(a) have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the equivalent offices of non-US jurisdictions as identified on Schedule 6.18(a), and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each other jurisdiction identified on such Schedule. The Sellers are not aware of any reason that would prevent any pending applications listed on
Schedule 6.18(a) to register trademarks, service marks or copyrights or any pending patent applications from being granted.

                  (b) Except as set forth on Schedule 6.18(b), the Sellers own or have the sole and exclusive right to use all Intellectual Property used or necessary for the Wound Care Business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. All inventions (whether patentable or nonpatentable), trade secrets and know-how used by the Sellers in connection with or necessary to the development, manufacture, testing, production, use or sale of its current or proposed products in the Wound Care Business are the sole property of the Sellers, and the Sellers have taken all reasonable steps to protect and preserve their rights to such inventions, trade secrets and know-how. No royalties are paid or payable by the Sellers on or with respect to any of the Intellectual Property, and upon the consummation of the transactions contemplated hereby, no additional royalties shall be payable with respect to such Intellectual Property.

                  (c) Except as set forth in Schedule 6.18(c) hereto, insofar as it relates to the Wound Care Business, neither the Sellers, nor to the Sellers' knowledge, the other party or parties thereto, is in breach of any license, sublicense or other agreement relating to Intellectual Property, except for any breaches that singly or in the aggregate would not cause any such Intellectual Property listed on Schedules 6.18(a) hereto to no longer be available to the Sellers or otherwise have a Material Adverse Effect. Insofar as it relates to the Wound Care Business, each of the Sellers has complied with all of its obligations of confidentiality in respect of the Intellectual Property of others and knows of no violation of such obligations of confidentiality as are owed to such Seller except for any non-compliance or violations that singly or in the aggregate would not cause any such Intellectual Property listed on Schedules 6.18(a) hereto to no longer be available to the Sellers or otherwise have a Material Adverse Effect. The Sellers have required all of their employees engaged in research and development, quality control or marketing to execute agreements under which such employees are required to convey to the Sellers ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all of the Sellers' non-public information. The Sellers have not made any such information available to any Person other than employees of the Sellers except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof and in patent applications. To the knowledge of the Sellers, no employee, agent or consultant of the Sellers is subject to confidentiality restrictions in favor of any third Person the breach of which could subject any of the Sellers to any material liability or which could adversely affect the Sellers' access to Intellectual Property previously used by it in connection with the Wound Care Business. No claims have been asserted, and to the Sellers' knowledge no claims are pending, by any Person regarding the manufacture, use or sale of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement relating to Intellectual Property, and to the Sellers' knowledge there is no basis for such claim, except in the case of any of the foregoing for any claims that individually or in the aggregate will not have a Material Adverse Effect. The present and contemplated use by the Sellers of the Intellectual Property listed in any part of Schedule 6.18 does not to the knowledge of the Sellers conflict with or infringe on the rights of any Person and the Sellers have not received any claim or written notice from any Person to such effect, except for any conflicts, infringements or violations that singly or in the aggregate will not cause any Intellectual Property listed on Schedules 6.18(a) hereto to no longer be available to the Sellers or otherwise have a Material Adverse Effect. To the knowledge of the Sellers, no third party is infringing, violating or otherwise using, in an unauthorized manner, any Intellectual Property of the Sellers relating to the Wound Care Business, except for any conflicts, infringements or violations that singly or in the aggregate will not cause any Intellectual Property listed on Schedules 6.18(a) hereto to no longer be available to the Sellers or otherwise have a Material Adverse Effect.

         6.19. Suppliers and Customers.  Schedule 6.19 hereto sets forth the ten
(10) largest suppliers and ten (10) largest customers of the Wound Care Business for the year ended March 31, 1997. The relationships of the Sellers with such suppliers and customers are good commercial relationships and, except as set forth on Schedule 6.19, no supplier or customer of material importance to the Wound Care Business has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with any of the Sellers or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Wound Care Business or its usage or purchase of the services or products of the Sellers except for normal cyclical changes related to customers' businesses. Except as set forth on Schedule 6.19 hereto, since January 1, 1996, none of the Sellers has at any time been placed on C.O.D. terms by any supplier, and it currently is not on C.O.D. terms with any supplier. The Sellers have no knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with any of the Sellers or to decrease materially or limit its services, supplies or materials to such Seller, or its usage or purchase of the Sellers' services or products, and to the knowledge of the Sellers, the consummation of the transactions contemplated hereby will not adversely affect the relationship of any of the Buyers with any such supplier or customer. The Sellers have no knowledge that any of such customers have returned or attempted to return any products of the Sellers. On or before the Closing Date the Sellers will have paid substantially all amounts due and owing to such suppliers.

         6.20. Acquired Assets Complete. The Acquired Assets are in a state of good repair and in good condition, ordinary wear and tear excepted, and are regularly maintained and fully serviceable and in particular (but without limitation) all vehicles are road worthy and duly licensed for the purposes for which they are used and except as set forth on Schedule 6.20 hereto all plant and machinery and office equipment is capable of being efficiently and properly used in connection with the Wound Care Business. The Acquired Assets, when utilized with a labor force substantially similar to that currently employed by the Sellers, are adequate to conduct the Wound Care Business as currently conducted by the Sellers.

         6.21. No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Audited Balance Sheet or (b) incurred in the ordinary course of business after the date of the Audited Balance Sheet and either discharged prior to Closing or described on Schedule 6.21 hereto, none of the Sellers has any liabilities or obligations of any nature relating to the Wound Care Business, whether direct or indirect, absolute or contingent, matured or unmatured or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to the Sellers' contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the footnotes thereto.

         6.22.  Tax Returns.

                  (a) Each of the Sellers has filed all tax returns and reports which are required to be filed with any foreign, federal, state or local governmental authority or agency as of the date of this Agreement, and has paid, or made adequate provision for the payment of, all assessments received and all taxes which have or may become due under applicable foreign, federal, state or local governmental law or regulations with respect to all periods prior to the Closing Date. None of the Sellers knows of any additional assessments since the date of such returns and reports.

                  (b) PIUL is a registered and taxable person in the United Kingdom for value added tax purposes; it has complied in all material respects with all statutes and regulations in the United Kingdom with regard to value added tax; it has maintained complete accurate and up-to-date records, invoices and other documents appropriate or requisite for the purposes of such statutes and regulations; it is not in arrears with any returns or payments thereunder or liable to any abnormal payment or any forfeiture or penalty or to the operation of any penal provision; and it has not been required by H.M. Commissioners of Customs and Excise to give any security.

                  (c) All income tax under the United Kingdom PAYE system and payments due in respect of National Insurance Contributions have (where applicable) been deducted from salaries, wages and bonuses paid by PIUL and all liabilities therefor (including the employer's contributions) have been duly paid and all appropriate returns have been made within the requisite time limits by PIUL and full complete and accurate records have been maintained in respect thereof.

         6.23 Product Liability. Insofar as it relates to the Wound Care Business, none of the Sellers has any product liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, product recall, claim, or demand against any of the Sellers giving rise to any liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased or delivered by such Seller or any of its Affiliates utilizing all or any part of the Acquired Assets.

         6.24 Adverse Events. None of the Sellers has received notice of any adverse event resulting from use of any products relating to the Wound Care Business.

         6.25. Disclosure. No representation or warranty by any of the Sellers in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyers or the Parent pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide the Buyers and the Parent with proper and complete information as to the Sellers and the identity, value and usefulness of the Acquired Assets. There is no fact relating to the Acquired Assets or the Wound Care Business which may materially adversely affect the same and which has not been disclosed to the Buyers and the Parent in writing. The replies to enquiries in respect of the Real Property given by Kingsley Napsley to Wragge & Co. dated June 5, 1997 are true and accurate in all material respects.

         6.26. Investment Representations. PMI is acquiring the Note, the Loan Notes and any of the Parent's ordinary shares (the "Parent Shares") issuable thereunder for the purpose of investment and not with a view to distribution or resale thereof. The acquisition by PMI of the Note and any Parent Shares shall constitute a confirmation of this representation. PMI further represents that it has been furnished access to the financial statements of the Parent and such additional information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Parent concerning the business and prospects of the Parent and the acquisition of the Note and the Parent Shares pursuant to this Agreement. Each of the Sellers further represents that it understands and agrees that until registered under the United States Securities Act of 1933, as amended, or transferred pursuant to the provisions of Rules 144 or 904 thereunder, or any similar provision as promulgated by the Securities and Exchange Commission, all certificates evidencing the Note or any of the Parent Shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

         "The securities represented hereby have not been registered under the United States Securities Act of 1933 or applicable United States state securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be mortgaged, pledged, hypothecated or otherwise transferred except (i) with an effective registration statement for such securities under the United States Securities Act of 1933 and applicable state securities laws,
         (ii) in, on or through the facilities of a designated offshore securities market in accordance with Rule 904 promulgated by the Securities and Exchange Commission or (iii) with an opinion of counsel reasonably satisfactory to the Issuer that registration is not required under such Act and applicable state securities laws."

         6.27.  Broker.  The  Sellers  have  not  retained,   utilized  or  been
represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

                                    Article 7

           Representations And Warranties of the Buyers and the Parent

         The Buyers and the Parent jointly and severally represent and warrant to the Sellers as follows:

         7.1. Organization of Buyer; Authority. Each of ITL and the Parent is a limited liability company duly incorporated and registered under the laws of England. ITUI is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Buyers and the Parent has full power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

         7.2. Corporate Approval; Binding Effect. Subject to the passing of the resolutions set out in the Notice of Extraordinary Meeting of the Parent (the "Resolutions") contained in the Circular (as defined in Article 15 hereof), each of the Buyers and the Parent has obtained all necessary corporate authorizations and approvals from its respective Board of Directors required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Buyers and the Parent and constitutes, and each of the other Transaction Documents when executed and delivered by each of the Buyers and the Parent party thereto will constitute, the legal, valid and binding obligation of such Buyer or the Parent, as the case may be, enforceable against such Person in accordance with its terms, except to the extent the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

         7.3. Non-Contravention. Subject to the passing of the Resolutions, the execution and delivery by each of the Buyers and the Parent of the Transaction Documents to which it is a party and the consummation by such Person of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the charter and by-laws or other constitutional documents of such Person, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property of such Person pursuant to (i) any agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which such Person is subject.

         7.4. Governmental Consents. Except as set forth in Schedule 7.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each of the Buyers and the Parent of the Transaction Documents to which it is a party or for the consummation by such Person of the transactions contemplated hereby or thereby.

         7.5. Broker. Except for Winchester Capital (the fees for which shall be the responsibility of the Parent), none of the Buyers or the Parent has retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

         7.6. Financing. The Parent has entered into the Placing Agreement with Greig Middleton & Co. Limited, the agreed form of which is attached hereto as Exhibit K, and the Parent has no reason to believe that the conditions precedent set forth therein will not be satisfied at or prior to the Closing Date.

                                    Article 8

               Conduct Of Business By the Sellers Pending Closing

         The Sellers jointly and severally covenant and agree that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyers and the Parent in writing:

         8.1. Full Access. Each of the Sellers shall afford to the Buyers and the Parent and their authorized representatives full access upon reasonable notice during normal business hours to all properties, books, records, contracts and documents of such Seller and a full opportunity to make such reasonable investigations as they shall desire to make of such Seller or with respect to the Acquired Assets, and such Seller shall furnish or cause to be furnished to the Buyers and the Parent and their authorized representatives all such information with respect to the affairs and businesses of such Seller and with respect to the Acquired Assets as the Buyers and the Parent may reasonably request.

         8.2. Carry on in Regular Course. Each of the Sellers shall maintain the Acquired Assets in good operating condition and repair, and make all planned or usual renewals, additions and replacements thereto, and shall carry on the Wound Care Business diligently and substantially in the same manner as heretofore and shall not make or institute any material changes to its methods of manufacture, purchase, sale, lease, management, accounting or operation from those methods followed in the ordinary course of business prior to the date of this Agreement. The Sellers shall ensure that on the Closing Date the levels of each category of Inventory referred to in Section 1.1(b) shall not be less than the levels included on Schedule 1.1(b).

         8.3. No General Increases. Except as described on Schedule 8.3 hereto, none of the Sellers shall grant any general or uniform increase in the rates of pay of employees of such Seller employed in connection with the Wound Care Business, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; and none of the Sellers shall increase the compensation payable or to become payable to officers, key salaried employees or agents employed in connection with the Wound Care Business, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents.

         8.4. Contracts and Commitments. Insofar as it relates to the Wound Care Business, none of the Sellers shall enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of the Sellers. Without limitation of the foregoing, none of the Sellers shall enter into any licensing, distribution, supply or any other contract relating to the sale of the products of the Wound Care Business or any commitment to enter into the same without the prior written consent of the Parent, other than purchase orders accepted by the Sellers in the ordinary course of the Wound Care Business provided that the Sellers shall deliver copies of such purchase orders to the Buyers promptly following receipt thereof. In the event that any such contracts or commitments are entered into prior to the Closing, all fees received by the Sellers in connection therewith shall be for the account of the Buyers and shall be paid to the Buyers at the Closing by wire transfer to an account designated by the Buyers.

         8.5. Purchase and Sale of Capital Assets. None of the Sellers shall purchase or sell or otherwise dispose of any capital asset relating to the Wound Care Business other than (i) pursuant to this Agreement or (ii) ordinary course dispositions of capital assets not to exceed $2,000 individually or $20,000 in the aggregate prior to the Closing Date.

         8.6. Insurance. Insofar as it relates to the Wound Care Business, each of the Sellers shall maintain with financially sound and reputable insurance companies, funds or underwriters, adequate insurance (including without limitation the insurance described on Schedule 6.13) of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

         8.7. Preservation of Organization. Insofar as it relates to the Wound Care Business, each of the Sellers shall use its best efforts to preserve its business organization intact, to keep available to the Buyers the present key officers and employees of the Sellers and to preserve for the Buyers the present relationships of the Sellers' suppliers and customers and others having business relations with the Sellers.

         8.8. No Default. None of the Sellers shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of the Sellers or any of them relating to the Wound Care Business, including without limitation any of the Real Property Leases, Personal Property Leases, Customer Contracts, Employee Agreements or Other Contracts.

         8.9. Compliance with Laws. Insofar as they relate to the Wound Care Business, the Seller shall comply in all material respects with all laws, regulations and orders applicable to the Seller or the Acquired Assets or as may be required for the valid and effective transfer of the Acquired Assets.

         8.10. Advice of Change. Insofar as they relate to the Wound Care Business, the Sellers will promptly advise the Buyers and the Parent in writing of any material adverse change in the condition of any of the Acquired Assets or the Wound Care Business.

         8.11. No Shopping, Etc. None of the Sellers shall negotiate for, solicit or enter into any agreement with respect to (i) the sale of the Wound Care Business or any portion of the Acquired Assets (except for sales of inventory in the ordinary course of the Wound Care Business provided that at no time shall the level of Inventory be less than the amounts set forth on Schedule 1.1(b)), or (ii) any merger or other business combination of any of the Sellers, to or with any entity other than the Buyers.

         8.12. Consents of Third Parties. Each of the Sellers will employ its best efforts to secure, before the Closing Date, the consent, in form and substance reasonably satisfactory to the Buyers and the Parent and the their counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Real Property Leases, Personal Property Leases, Employee Agreements, Customer Contracts, Other Contracts and Permits under which such transactions would constitute a default, would accelerate obligations of the Sellers thereunder or would permit cancellation of any such contract.

         8.13. Satisfaction of Conditions Precedent. Each of the Sellers will use its best efforts to cause the satisfaction of the conditions precedent contained herein.

         8.14. Creation of Encumbrances. None of the Sellers shall create any mortgage, lien, lease, security interest or other charge or encumbrance on any of the Acquired Assets.

         8.15. Recruitment of Employees. None of the Sellers will offer employment to any person in the Wound Care Business or serve notice of termination of employment on any employee engaged in the Wound Care Business at the date of this Agreement.

         8.16. Confidentiality. Each of the Sellers shall maintain the confidentiality of its customer and supplier information and of its other proprietary information.

         8.17. CardioTech Underlease. PIUL will use all reasonable efforts to obtain the consent of the superior landlord and to obtain an Order of the local County Court excluding the security of tenure provisions of the Landlord and Tenant Act 1954 Part II in respect of an underlease intended to be granted to CardioTech International, Inc. ("CardioTech") prior to Closing with respect to that part of the Real Property located at Tarvin, Cheshire currently occupied by CardioTech. The underlease will be in a form approved by the Parent (such approval not to be unreasonably withheld).

         8.18. Perstorp Amendment. PIUL will arrange a meeting between PIUL , ITL and Perstorp AB ("Perstorp") not later than fourteen (14) calendar days following the date hereof and will use its best efforts to cause Perstorp to enter into an amendment, in form and substance satisfactory to ITL, to the Distribution Agreement dated as of October 1, 1996 by and between PIUL and Perstorp (the "Perstorp Agreement"). In the event that for any reason Perstorp fails to pay to ITL any portion of the (pound)150,000 payment to be made on the first anniversary of the Effective Date (as defined in the Perstorp Agreement) pursuant to Section 3(b) of the Perstorp Agreement, the Sellers shall pay to ITL the amount of such unpaid portion, not to exceed (pound)50,000.

                                    Article 9

                          Certain Transitional Matters

         9.1.     Nonassignable Contracts.

                  (a) To the extent that any Assumed Contract is not capable of being transferred by the Sellers to the Buyers pursuant to this Agreement without the consent, approval or waiver of a third person or entity (including a governmental authority), and such consent is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation, or would give a party thereto a right of termination, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

                  (b) Notwithstanding anything contained in this Agreement to the contrary, the Sellers will not be obligated to transfer to the Buyers any of their rights and obligations in and to any of the Assumed Contracts referred to in paragraph (a) without first having obtained all consents, approvals and waivers necessary for such transfers. Each of the Sellers shall use its best efforts, and the Buyers will cooperate with the Sellers and use their best efforts, to obtain such consents, approvals and waivers, to resolve the impracticalities of transfer referred to in paragraph (a) and to obtain any other consents, approvals and waivers necessary to transfer to the Buyers any of such Assumed Contracts. The Buyers and the Sellers shall bear their own respective expenses incurred in connection with such efforts.

                  (c) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained by the Sellers with respect to any Assumed Contract and the Closing occurs, then until such consents, approvals or waivers are received the Sellers and the Buyers will each use its best efforts, each at its own expense, to take any reasonably necessary or appropriate steps to provide to the applicable Buyer the benefits and burdens of such Assumed Contract. Without limiting the foregoing, such steps shall include the following:

                            (i) the Seller party to such Assumed  Contract shall
                    hold such Assumed Contract and any rights, monies, goods or other benefits received thereunder as agent and trustee for the Buyer to whom such Assumed Contract was to have been transferred and shall forthwith upon receipt of the same account for and pay to such Buyer such monies, goods or other benefits;

                            (ii) such Buyer shall perform such Assumed  Contract
                    in accordance with its terms and conditions as sub-contractor of such Seller so long as sub-contracting is permitted under the terms of such Assumed Contract, and where sub-contracting is not permissible, such Buyer shall perform such Assumed Contract in accordance with its terms and conditions as agent for such Seller; and

                            (iii) such Seller shall  enforce,  at the request of
                    such Buyer and for the account of such Buyer, any rights of the Sellers arising from any such Assumed Contract (including without limitation the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the advice of such Buyer).

                  (d) No consent, approval or waiver of a third person or entity (including a governmental authority) with respect to the transfer of, or any novation with respect to, any Assumed Contract, shall cause an Excluded Liability to be deemed for purposes of this Agreement to have become an Assumed Liability or vice-versa or otherwise affect the respective rights of the Buyers and the Sellers under Article 13.

         9.2.     General Assistance.

                  (a) The Buyers agree to provide at the Sellers' cost such support (including the availability of personnel and records) as the Sellers may reasonably request to assist the Sellers in (i) defending any litigation, arbitration or other dispute-resolution proceeding relating to any casualty, personal injury, property damage, United States Equal Employment Opportunity Commission ("EEOC") or other claims against any of the Sellers constituting part of the Excluded Liabilities or (ii) pursuing claims of the Sellers against insurers or other miscellaneous claims in connection with the Wound Care Business. The Sellers, as applicable, shall continue to direct all such litigation and shall be responsible for all costs (including legal fees and expenses incurred in connection therewith).

                  (b) Each of the Sellers agrees to provide at the Buyers' cost such support (including the availability of personnel and records) as the Buyers may reasonably request to assist the Buyers in (i) defending any litigation, arbitration or other dispute-resolution proceeding relating to any casualty, personal injury, property damage, EEOC or other claims (other than Excluded Liabilities) or (ii) pursuing claims against insurers or other miscellaneous claims in connection with the Wound Care Business. The Buyers shall direct all such litigation and shall be responsible for all costs (including legal fees and expenses incurred in connection therewith).

         9.3.     Hiring Employees.

                  (a) At the Closing ITUI will offer employment to the US Employees of the Seller listed on Schedule 9.3 hereto.
-------- ---

                  (b) The parties hereby acknowledge that in relation to the UK Employees the transaction effected by this Agreement is a transfer of an undertaking to which the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended from time to time (the "Regulations") apply. The contract of employment of each of the UK Employees shall be transferred to ITL in accordance with the Regulations with effect from the Closing Date. The Sellers shall be liable for and shall jointly and severally indemnify ITL in respect of all or any redundancy payments, unfair dismissal or other compensation (whether statutory or contractual), salaries, wages, commissions, remuneration, national insurance contributions, damages, costs, claims, PAYE tax deductions or expenses which may be incurred by ITL as a result of:

                            (i) anything  done or omitted to be done  (including
                    without limitation any failure to consult with any UK Employees) before Closing by or in relation to any of the Sellers in respect of the UK Employees or any of their contracts of employment or being deemed to have been done by or in relation to ITL by virtue of the Regulations;

                            (ii) any persons  other than the UK Employees  being
                    employees of the Sellers engaged in the UK Business in such a way that their employment transfers to ITL pursuant to or by virtue of the Regulations;

                            (iii)  the  particulars  of  employment  of  the  UK
                    Employees set out in Schedule 6.15 being in any respect inaccurate or incorrect.

In the event that wages salaries or commissions are due to any of the UK Employees after Closing in respect of the period to and including Closing the same shall be paid by ITL which shall forthwith on demand be indemnified in respect thereof by the Sellers. The Sellers shall pay to ITL the full amount necessary to enable ITL to meet the cost of providing accrued holiday entitlement and accrued holiday remuneration of the UK Employees as at and including Closing which sum is shown in the schedule to be delivered by the Seller to the Buyers at Closing which is referred to in Section 10.12(c).

                  (c) The US Employees accepting the offer referred to in paragraph (a) above and the UK Employees whose contracts of employment are transferred to ITL in accordance with paragraph (b) above shall be referred to collectively as the "Assumed Employees".

                  (d) Each of the Sellers shall retain all responsibility for all employees of the Seller other than the Assumed Employees. Nothing in the Agreement shall obligate any of the Buyers or the Parent to make any offer of employment to anyone other than an Assumed Employee or, except as provided in paragraph (e) below, to provide continued employment to any employee of any of the Sellers, whether or not the subject of an employment offer from any of the Buyers, for any specified period of time following the Closing Date, or to maintain the same terms of employment (including compensation and benefits) for any specified period of time following the Closing Date. ITUI will offer employment as of the Closing Date only to US Employees listed on Schedule 9.3.

                  (e) ITUI agrees that, for a period of at least sixty (60) days after the Closing Date, it will not cause any US Employees hired by it to suffer "employment loss", excluding any employment loss in connection with the completion of a project as contemplated by 29 U.S.C. ss.2103, for purposes of the United States Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss.2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for the Sellers unless ITUI delivers notices under the WARN Act in such a manner and at such a time that the Sellers bear no liability with respect thereto. The Sellers agree that, for a period of at least sixty (60) days after the Closing Date, they will not cause any of their employees to suffer an "employment loss", excluding any employment loss in connection with the termination of a project as contemplated by 29 U.S.C. ss.2103, for purposes of the WARN Act if such employment loss could result in any liability for any of the Buyers or the Parent, unless the Sellers deliver notices under the WARN Act in such a manner and at such a time that none of the Buyers or the Parent bears any liability with respect thereto.

         9.4. Undisclosed Contracts. If any of the Buyers learns that the Sellers failed (whether or not inadvertently) to list any customer contract on
Schedule 1.1(g) (list of Customer Contracts), other than any contract the performance of which has been completed, then the Buyers shall have the option to treat such contract as a Customer Contract for all purposes under this Agreement.

         9.5.     Access to Books and Records.

                  (a) Each of the Sellers agrees that, on and after the Closing Date, upon reasonable prior notice and during normal business hours, it will permit the Buyers and the Parent and their auditors, through their authorized representatives, to have access to and examine and take copies of all books and records of the Sellers relating to the Wound Care Business which are not delivered to the Buyers pursuant to this Agreement (including, but not limited to, correspondence, memoranda, books of account and the like) and relating to
(i) transactions or events occurring prior to the Closing and (ii) transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing.

                  (b) Each of the Buyers and the Parent agrees to cooperate with the Sellers and to make available to the Sellers such documents, books, records or information relating to the Acquired Assets or the Wound Care Business prior to the Closing as the Sellers may reasonably require after the Closing in connection with any tax determination, matter or claim or contractual obligations to third parties, or to defend or prepare for the defense of any claim against the Sellers or to prosecute or prepare for the prosecution of claims against third parties by the Sellers relating to the conduct by the Sellers of the Wound Care Business or in connection with any governmental investigation of any of the Sellers.

                  (c) Each of the Buyers and the Parent, on the one hand, and each of the Sellers, on the other hand, will direct its respective employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 9.5, provided that each party shall be reimbursed by the other for any out-of-pocket expenses which it may incur in rendering the services provided for in this Section 9.5. In addition, to the extent that any records referred to in this Section 9.5 retained by the Sellers and any records referred to in this Section 9.5 transferred to the Buyers are located in the same third-party storage facilities, the Buyers and the Sellers shall enter into mutually acceptable arrangements regarding the sharing of costs, security procedures and similar matters. In addition, to the extent that any of the Buyers or the Sellers concludes at any time more than sixty (60) days after the Closing Date in its reasonable judgment that its personnel have been devoting significantly more time providing the services referred to in paragraph (a) or paragraph (b) above than the personnel of the other party, the Buyers and the Sellers will agree on mutually acceptable reimbursement provisions to reflect such disparity.

                  (d) Each of the Buyers and each of the Sellers agrees to preserve and protect all books, records, files and data referred to in Section 1.1(k) and paragraphs (a) and (b) of this Section 9.5, (i) maintained for the preparation of tax returns for a period of ten (10) years after the Closing Date, and (ii) other than those described in (i) above, for a period of six (6) years after the Closing Date.

                  (e) Each of the Buyers and each of the Sellers agrees not to destroy any files or records which are subject to this Section 9.5, (i) for the periods described in clause (d) of this Section 9.5 and (ii) thereafter, without giving at least thirty (30) days' notice to the other party. Upon receipt of such notice, such other party may (x) cause to be delivered to it the records intended to be destroyed, at such other party's expense or (y) notify the first party that such other party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other party).

                  (f) Each of the Sellers will keep all information referred to in this Section 9.5 confidential in accordance with Section 12.1.

         9.6. Audit Rights. The Sellers and the Buyers agree that, in order to verify compliance by the other parties with the various obligations under this Agreement, each shall have the right at its cost, upon reasonable prior notice and in a manner not disruptive of the other party's business, to audit the relevant records of the other in order to determine whether the other party has complied with its obligations under this Agreement and the other Transaction Documents.

         9.7.     Prepayments and Returned Products.

                  (a) In the event that any of the Sellers shall receive any prepayment from customers of the Wound Care Business on orders under Customer Contracts which were not satisfied on or before the Closing Date (other than any such prepayments paid over to the buyers at the Closing in accordance with
Section 4.2(i)), then the Sellers shall promptly pay the amount of such prepayment or prepayments to the Buyers by check or wire transfer to an account designated by the Buyers.

                  (b) The Buyers shall be obligated to replace any defective product originally sold by the Sellers prior to closing and received back from customers after the Closing ("Returned Product"), up to an amount of replacement product with an aggregate value at the invoice price of $250,000. The Sellers will be obligated to promptly reimburse the Buyers for the aggregate value at the invoice price of Returned Product shipped by the Buyers in excess of such $250,000 amount; provided that the Buyers have sent an invoice to the Sellers for such reimbursement on or prior to September 20, 1997. The Sellers shall pay such invoiced amounts to the Buyers by check or wire transfer within thirty (30) days of the date after the invoice. The Sellers will be obligated to notify Dow
B. Hickam Inc. that it must notify the Sellers (and after completion the Buyers) of any claim for replacement of defective product prior to September 1, 1997, in order to enable the Buyers to make a claim for any excess amount against the Sellers.

         9.8. Receivables and Payables. The Buyers and the Sellers will follow the procedures set forth on Schedule 9.8 hereto with respect to (a) collection of the accounts receivable or book debts owed to the Sellers by customers of the Wound Care Business arising prior to the Closing Date and (b) payments to trade creditors of the Wound Care Business arising prior to the Closing Date.

         9.9. Chronosphere Agreement. PMI and ITUI will negotiate in good faith with a view to entering into an agreement on terms mutually satisfactory to the parties with respect to (a) the use by ITUI of the Chronosphere machinery and related equipment included within the Excluded Assets and (b) the supply of products produced by such machine by ITUI to PMI at prices to be agreed by the parties.

                                   Article 10

          Conditions Precedent To Buyers' and the Parent's Obligations

         The obligation of the Buyers and the Parent to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

         10.1. Representations and Warranties True at Closing. The representations and warranties made by the Sellers in or pursuant to this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in such representation or warranty) at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date, except for representations and warranties which speak as of a particular date, which shall be true and correct as of such date.

         10.2. Compliance with Agreement. Each of the Sellers shall have performed and complied in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such obligations) with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

         10.3. Sellers' Certificate. The Sellers shall have delivered to the Buyers and the Parent at and as of the Closing, a written certificate duly executed by the Chief Executive Officer and Chief Financial Officer of each of the Sellers in form and substance satisfactory to the Buyers and the Parent and their counsel, certifying that the conditions in each of Section 10.1 and 10.2 have been satisfied.

         10.4. Approvals. All corporate, stockholder and other approvals to be obtained by the Sellers in connection with the transactions contemplated by this Agreement and all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to the Buyers and the Parent and their counsel.

         10.5. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         10.6. Opinions. Hale and Dorr LLP, Massachusetts counsel to the Sellers, shall have delivered to the Buyers and the Parent a legal opinion substantially in the form of Exhibit L hereto.

         10.7. Releases From Creditors. The Buyers shall have received all lien discharges, UCC termination statements, deeds of release and similar instruments required to comply with the Sellers' obligations under Section 4.2(a).

         10.8. Environmental Report. The Buyers and the Parent shall have obtained, at their own expense, a report, in form and substance reasonably satisfactory to them, of an environmental engineering firm satisfactory to the Buyers and the Parent, as to compliance of all Real Property included in the
Acquired Assets with all applicable environmental statutes, rules and regulations, including without limitation the absence of any oil or hazardous waste on all Owned Real Property and Leased Real Property.

         10.9. Consents of Third Parties. The Sellers shall have obtained the consent, in form and substance reasonably satisfactory to the Buyers and the Parent and their counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Real Property Leases, Customer Contracts, Personal Property Leases, Employee Agreements, Other Contracts and Permits under which the transactions contemplated by this Agreement would constitute a default, would accelerate obligations of any of the Sellers, the Buyers or the Parent or would permit cancellation of any such contract.

         10.10. Parent's Shareholder Approvals. The passing of the Resolutions by the Parent's shareholders shall have occurred.

         10.11. Amendments to Customer Contracts. The Sellers and the applicable customers of the Wound Care Business shall have entered into amendments to the Customer Contracts set forth on Schedule 10.11 in form and substance reasonably satisfactory to the Buyers and their counsel.

         10.12. Delivery of Certain Information. The Sellers shall have provided to ITL:

                  (a) all records of National Insurance contributions and PAYE relating to each of the UK Employees duly completed and up to date;

                  (b) all the records of the UK Business for value added tax purposes referred to in Article 5; and

                  (c)  a  table   showing   the   amounts  of  accrued   holiday
entitlements and computations of accrued holiday remuneration in respect of the UK Employees as at the Closing Date.

         10.13. Placing Agreement. The Placing Agreement shall have become unconditional in all respects (other than for any condition therein that this Agreement shall have become unconditional in all respects) and shall not have been terminated in accordance with its terms prior to becoming unconditional in all respects.

         10.14. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyers and the Parent in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyers and the Parent and their counsel, and the Buyers and the Parent shall have received the originals or certified or other copies of all such records and documents as they may reasonably request.

                                   Article 11

                  Conditions Precedent To Sellers' Obligations

         The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

         11.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyers and the Parent in this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality standard contained in such representation or warranty) at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date, except for representations and warranties which speak as of a particular date, which shall be true and correct as of such date.

         11.2. Compliance with Agreement. The Buyers and the Parent shall have performed and complied in all material respects (without giving duplicative effect to any materiality standard contained in the terms of such obligations) with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

         11.3. Buyer's Certificate. Each of the Buyers and the Parent shall have delivered to the Sellers, at and as of the Closing, a written certificate duly executed by the Chief Executive Officer and Chief Financial Officer of each such Person, in form and substance satisfactory to the Sellers and their counsel, to the effect that the conditions in each of Sections 11.1 and 11.2 have been satisfied.

         11.4. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         11.5. Opinions. Bingham, Dana & Gould LLP, special Massachusetts counsel to the Buyers and the Parent, shall have delivered to the Sellers a legal opinion substantially in the form of Exhibit M hereto.

         11.6. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Sellers in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Sellers and its counsel, and the Sellers shall have received the originals or certified or other copies of all such records and documents as the Sellers may reasonably request.

                                   Article 12

                                Certain Covenants

         12.1. Confidential Information. At all times from and after the Closing Date, except to the extent permitted in the License Agreement, each of the Sellers shall keep secret and maintain in strictest confidence and shall not use for its benefit or for the benefit of others any confidential or proprietary information relating to the Wound Care Business, including, without limitation, all Intellectual Property and files and records, other than any of such information that is in the public domain prior to the date of this Agreement or thereafter comes into the public domain (unless any of such information is in or becomes in the public domain in whole or in part due to action or inaction of the Sellers in violation of this Agreement). The foregoing shall not prohibit use of such information as is required by applicable law, or as is necessary to prepare tax returns or other filings with governmental authorities for the period (including all prior taxable years) ending on and including the Closing Date, or to assert or protect any rights of the Sellers under this Agreement, provided that the Buyers and the Parent are given notice and an adequate opportunity to contest such disclosure or to use any means available to minimize such disclosure (e.g., the "confidential treatment" provisions of Rule 24b-2 promulgated under the United States Securities Exchange Act of 1934, as amended).

         12.2.    Noncompetition.

                  (a) In order to transfer to the Buyers the full benefit of the goodwill of the Wound Care Business and to ensure its continuing value the Sellers jointly and severally covenant with the Buyers and the Parent that they will not for a period of three (3) years after the Closing Date:

                          (i) (subject to clause (b) below) either solely or jointly with or as manager, agent or servant of any other person firm or company directly or indirectly carry on or be engaged concerned or interested in the manufacture, marketing and sale of products directly competitive with those manufactured, marketed, sold or designed with such designs having been reduced to practice by the Wound Care Business during the one-year period ending on the Closing Date (the "Restricted Business") in:

                                 (A)        the United States of America;

                                 (B)        the United Kingdom;

                                 (C)        Japan;

                                 (D)        the Peoples Republic of China; or

                                 (E)        each of the  countries (or portions
thereof) located on the continent of Europe;

                          (ii) (subject to clause (b) below) either on their account or otherwise and whether directly or indirectly, solicit, canvass or accept orders from or otherwise deal with any person, firm or company or other organization who was a customer of the Wound Care Business at any time during the two (2) years prior to the Closing Date or who on the Closing Date was in the process of negotiating or doing business with any of the Sellers;

                          (iii) represent themselves or permit themselves to be held out as being in any way concerned with or interested in the Restricted Business;

                          (iv) without the prior written consent of the Buyers and the Parent (which shall not be unreasonably withheld) either on their own account or otherwise and whether directly or indirectly solicit or endeavour to entice away, offer employment or employ any person who was an employee of either of the Sellers engaged in skilled, technical or managerial work in relation to the Wound Care Business at any time during a period of three (3) years immediately prior to the Closing Date;

                  (b) The restrictions in clauses (a)(i) and (ii) above shall not operate to prohibit (i) any Seller from holding in aggregate up to 5% of the shares of any company engaged in a Restricted Business the shares of which are listed or dealt in on a recognised stock exchange or (ii) PMI from engaging in the business of marketing and selling those products which are the subject of the License and Supply Agreement in the United States of America.

                  (c) Each of the undertakings in this Section 12.2 is separate and independent and may be severed from the remainder to the intent that the invalidity of any one or more of such undertakings shall not in any way affect the validity of any other.

                  (d) While the restrictions contained in this Section 12.2 are considered by the Buyers and the Sellers to be reasonable in all circumstances it is recognised that restrictions of the nature in question may be unenforceable and accordingly if any of such restrictions shall be adjudged to be void and unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Buyers but would be valid if part of the wording thereof was deleted or the period thereof was reduced or the area dealt with thereby reduced in scope then such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

                  (e) With respect to the UK Business only, none of the provisions of this Agreement or of any document referred to in this Agreement which are relevant restrictions as defined by the United Kingdom Restrictive Trade Practices Act 1976 shall come into effect until the date following the day on which full particulars of this Agreement have been furnished to the Office of Fair Trading in accordance with the said Act and the Buyers and the Sellers agree so to furnish such particulars within a period of 3 months from the date of this Agreement.

                  (f) It is recognized by the parties hereto that damages for breaches of covenants of the nature contained in this Section 12.2 are difficult if not impossible precisely to prove; therefore, it is agreed that this Agreement not to compete shall be enforceable by mandatory injunction, in addition to any other remedy available to the Buyers under this Agreement or at law or in equity.

                                   Article 13

                                 Indemnification

         13.1.  Indemnity by the Seller.  Subject to the  provisions of Sections
13.3 to 13.8, the Sellers agree jointly and severally to indemnify and hold the Buyers and the Parent harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the "Losses"), related to or arising directly or indirectly out of any of the following:

                           (i) any failure or any breach by any of the Sellers of any representation or warranty, covenant, obligation or undertaking made by it in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

                           (ii) any claim, liability, obligation or damage with respect to the Excluded Liabilities, including without limitation the following:

                           (A) any actual or alleged  liability  for the cleanup
                  or removal of, or for death or injury to person or property as a result of the release, emission or discharge of, any hazardous substance, hazardous waste, toxic pollutants or other chemical by-products relating to or affecting the Acquired Assets or the Wound Care Business, to the extent such liability arises out of any matter that occurred or existed on or before the Closing Date; or

                           (B) any  actual  or  alleged  liability  for death or
                  injury to person or property or product recall as a result of any actual or alleged defect in any product sold or services rendered by any of the Sellers on or prior to the Closing Date; or

                           (C) any contractual product or service warranty claims arising out of defects in any product sold or services rendered by any of the Sellers prior to the Closing Date; or

                           (D) any actual or alleged liability for Taxes attributable to periods prior to the Closing Date; or

                           (E) any claim,  obligation  or  liability  arising in
                  connection with the employment or termination of employment of any persons in the Wound Care Business on or before the Closing Date, including any worker's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, bonus or severance payments arising as a result of the consummation of the transactions contemplated by this Agreement; or

                           (F) any  violation  by any of the  Sellers  or  their
                  Affiliates of any law, statute, governmental regulation or judicial or administrative order, judgment, writ, injunction, decree or similar command;

                           (iii) other than the Assumed Liabilities, any claim or liability arising under the bulk sales laws of any jurisdiction in connection with transactions contemplated by this Agreement (in view of such indemnification obligation the Buyers hereby waive the Sellers' compliance with any such bulk sales laws as a condition to the Closing hereunder);

                           (iv) any liability with respect to any of the items disclosed on Schedules 6.6 or --------- --- 6.7 hereto;

                           (v) any liability arising out of any claim that the Sellers or the Buyers do not own or have the sole and exclusive right to use any of the Intellectual Property listed on Schedule 1.1(j) or
         Schedule 6.18(a), or any liability arising out of any claim that any aspect of the operation of the Wound Care Business by the Sellers or the Buyers infringes on the rights of any other Person;

                           (vi) any liability arising out of the PolyMedica Industries UK Limited Retirement and Death Benefits Scheme (established by declaration of trust dated October 19, 1988) or the Beam Tech Executive Pension Scheme;

                           (vii) any liability of the Sellers under Section 9.7; or

                           (viii) any liability arising out of CardioTech being required by the prime landlord, on the grounds that such occupation is unauthorised, to vacate that portion of the Real Property located at Tarvin, Cheshire currently occupied by CardioTech under an agreement dated 1 October 1996 made between (x) PolyMedica Pharmaceuticals (U.S.A.), Inc. and (y) CardioTech or otherwise howsoever occupied and/or any liability with respect to the prime landlord on the grounds that such occupation is unauthorised; provided that the Buyers and the Parent shall immediately notify the Sellers of any claim made by the superior landlord and shall at the request and cost of the Sellers take all such steps as the Sellers may reasonably require and provided further that neither the Buyers nor the Parent shall induce any claim by the superior landlord or CardioTech in relation to this indemnity.

         13.2. Indemnity by the Buyers and the Parent. Subject to the provisions of Sections 13.3 to 13.8, the Buyers and the Parent agree jointly and severally to indemnify and hold the Sellers harmless from and with respect to any and all Losses, related to or arising directly or indirectly out of any failure or breach by any of the Buyers or the Parent of any representation or warranty, covenant, obligation or undertaking made by the Buyers or the Parent in this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto.

         13.3. Time Limitations. Neither the Sellers, on the one hand, nor the Buyers and the Parent, on the other hand, shall be liable to the other under this Article 13 for any claim under 13.1(i) or 13.2 unless the claim is asserted in writing by the party seeking indemnification hereunder no later than eighteen
(18) months after the Closing Date. Any claim arising under Section 13.1(ii)(D) (a "Tax Claim") may be made at any time in the future but not later than three
(3) months after the expiration of the applicable statute of limitations with respect to the tax matter to which the Tax Claim relates, as such limitation period may be extended from time to time. Any claim for indemnification under Sections 13.1(ii) (other than a Tax Claim), 13.1(iii), 13.1(iv), 13.1(v), 13.1(vi), 13.1(vii) or 13.1(viii) may be made at any time in the future, subject to any applicable statute of limitations.

         13.4.    Materiality Standards; Dollar Thresholds.

                  (a) For purposes of determining those Losses arising from breaches of representations, warranties or covenants that will be considered immaterial in nature and accordingly not subject to indemnification hereunder, the parties have agreed to use predictable dollar thresholds as provided in this paragraph (a). Accordingly, the parties agree that with respect to any representation, warranty or covenant referred to in Section 13.1(i) or 13.2, if such representation, warranty or covenant contains a materiality qualification (e.g., "material," "materially," "material to the Wound Care Business," "in all material respects," or similar qualifiers), such materiality qualification shall be deemed to have been met, and such representation, warranty or covenant shall be deemed to have been breached, if the Buyers and the Parent, on the one hand, or the Sellers, on the other hand, incur or are alleged to have incurred Losses in excess of US $10,000 in connection with the matter or event to which such representation, warranty or covenant relates.

                  (b) Neither the Buyers and the Parent, on the one hand, and the Sellers, on the other hand, shall be liable to the other for indemnification claims if the total Losses with respect to all such claims do not exceed US $100,000 (the "Claims Threshold"), but once the aggregate of such claims exceeds the Claims Threshold, the indemnifying party shall be liable for the full amount of such claims.

                  (c) The total amount payable by the Sellers under Section 13.1(i) with respect to all claims thereunder shall be US $13,000,000. The total amount payable by the Buyers and the Parent under Section 13.2 with respect to all claims thereunder shall be US $5,000,000.

                  (e) No claim for indemnification under Section 13.1, other than a claim under Section 13.1(i), shall be subject to any threshold amount or deductible amount or cap on liability.

         13.5.    Claims.

                  (a) Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto obligated to provide indemnification hereunder (the "Indemnifying Party") for any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article 13 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim:

                           (i) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

                           (ii) the Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; and

                           (iii) the Indemnifying Party establishes to the reasonable satisfaction of the Indemnified Party that the Indemnifying Party has (and will continue to have) adequate financial resources to satisfy and discharge such action or claim.

                  The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

                  (b) Notwithstanding the foregoing provisions of this Section 13.5, (i) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnified Party's prior written consent unless as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third Party Claim and (ii) no Indemnified Party shall be entitled to settle any Third Party Claim without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released in writing from all liability with respect to such Third Party Claim.

                  (c) In the event one party hereunder should have a claim for indemnification that does not involve a Third-Party Claim, the party seeking indemnification shall promptly send notice of such Claim to the other party.

         13.6. Method and Manner of Paying Claims; Set-Off. Subject to the Indemnifying Party's right pursuant to Section 13.5 to defend, negotiate, compromise and settle a Third Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand. The unpaid balance of a Claim shall bear interest at the prime rate published in The Wall Street Journal plus 2% from the date notice thereof is given by the Indemnified Party to the Indemnifying Party; provided that the Indemnifying Party shall only be obligated to pay interest on that portion of such Claim ultimately determined to be owed to the Indemnified Party. Any amounts owed by the Sellers to the Buyers, the Parent or their Affiliates under this Agreement, the Note, the Loan Notes or any of the other Transaction Documents may be set off by any of the Buyers or the Parent in satisfaction of amounts owed by such Buyer or the Parent or their Affiliates to the Sellers (whether under this Agreement, the Note, the Loan Notes or otherwise).

         13.7. Straddle Claims. With respect to the indemnification obligations of the parties under this Article 13, to the extent that any matter, event or occurrence exists both before and after the Closing Date, such that the Buyers and the Parent, on the one hand, and the Sellers, on the other hand, could both be entitled to indemnification with respect thereto (such as an ongoing OSHA violation with respect to which any of the Sellers or the Buyers is assessed a fine attributable to both pre-Closing and post-Closing periods), the respective indemnification obligations of the parties shall be equitably apportioned between the Buyers and the Parent, on the one hand, and the Sellers, on the other hand, based on respective lengths of time, comparative opportunity to correct or prevent such matter or occurrence, whether or not the underlying matter or occurrence also gives rise to a breach of any of the representations and warranties made by any party to this Agreement or other equitable factors.

         13.8.    Insurance Proceeds.

                  (a) No Indemnified Party shall be obligated to pursue or collect from any insurer prior to making a claim for indemnification pursuant to this Article 13 and no Indemnifying Party shall be entitled to postpone performance of any indemnification obligation under this Article 13 while an insurance claim is pending. However, without limiting any of the provisions of Sections 13.1 through 13.7, in connection with any matter subject to indemnification under this Article 13, all parties shall cooperate with each other in giving notice of any claim to any insurer (including an insurer of an Indemnified Party) and shall provide reasonable assistance in the collection of any such claim; provided, however, that there is no duty to provide notice, cooperate or assist with respect to an Indemnified Party's insurance policies where the Indemnified Party determines in its sole discretion that such notice, cooperation or assistance could invalidate any portion of the coverage available under such policy or result in the imposition of retroactive premiums or prospective premium increases. In addition, if an Indemnified Party makes such a determination after it has notified its insurer, it shall be entitled to retract such notice.

                  (b) If an Indemnified Party actually receives insurance proceeds, the amount for which such Indemnified Party is entitled to indemnification under this Article 13 shall be reduced appropriately. In the event an Indemnified Party receives insurance proceeds after being paid by the Indemnifying Party with respect to an indemnifiable matter under this Article 13, the Indemnified Party will remit such proceeds to the Indemnifying Party, up to the amount previously paid by the Indemnifying Party with respect to such matter. Nothing in this Section 13.8 shall be deemed to waive or limit the subrogation rights of any insurer.

                                   Article 14

                                   Termination

                  (a) This Agreement may be terminated by either the Buyers and the Parent or the Sellers in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before July 31, 1997, other than as a consequence of the intentional breach or the intentional default by the terminating party.

                  (b) This Agreement may be terminated at any time prior to the Closing by mutual written consent of all of the parties hereto.

                  (c) In the event of the termination and abandonment of this Agreement by the Sellers or the Buyers and the Parent, as herein provided, written notice thereof shall be given to the other party or parties and this Agreement shall terminate without any further action of the parties hereto. If this Agreement is terminated as provided herein: (i) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of Section 9 of the Letter of Intent; and (iii) no party shall have any liability or further obligation to any other party to this Agreement except as provided by this Article 14, and except that any termination of this Agreement pursuant to the first sentence of this Article 14 shall not relieve a defaulting or breaching party from any liability to the other party hereto.

                  (d) The Sellers shall refund to the Parent the $400,000 deposit paid to the Sellers within five (5) days after termination of this Agreement if such termination is a result of a breach by the Sellers of their obligations under this Agreement, including their obligations to use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement.

                                   Article 15

                                   Definitions

         As used herein the following terms not otherwise defined have the following respective meanings:

         "Affiliate" means, with respect to any Person, any Person controlling, controlled by or under common control with such Person.

         "Circular" means a circular proposed to be sent to the shareholders of the Parent with regard to approval inter alia of the transactions contemplated by this Agreement.

         "Dollars" or "$" means dollars in the currency of the United States of America.

         "Employees" means all employees of the Sellers employed in connection with the Wound Care Business.

         "Improvements" means all improvements, modifications, innovations, ideas, inventions, developments and discoveries, whether patentable or unpatentable and whether or not reducible to practice, made, discovered, invented, created, developed, originated or conceived by any of the Sellers or their Affiliates or in which any of the Sellers or Affiliates has any rights.

         "Intellectual Property" means United States and foreign patents, inventions (whether patentable or unpatentable), trade secrets, know-how, trademarks and associated goodwill, service marks, trade dress, logos, trade names, copyrights, mask works and registrations and applications for each of the foregoing, and computer software programs, computer data bases and related documentation and materials.

         "Material Adverse Effect" means any material adverse effect on the operations, assets, business, condition (financial or otherwise) or prospects of a Seller existing or impending, in each case insofar as it relates to the Wound Care Business, or any material adverse effect on the ability of any of the Sellers to perform its obligations under this Agreement or the other Transaction Documents.

         "Person" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

         "Placing" means the conditional placing by Greig Middleton & Co. Limited as agent of the Parent of approximately 4,101,555 ordinary shares in the capital of the Parent pursuant to the Placing Agreement.

         "Placing Agreement" means the conditional agreement by and between (i) the Parent, (ii) Greig Middleton & Co. Limited, and (iii) the executive directors of the Parent in relation to the Placing dated on or about the date of this Agreement.

         "Subsidiary" with respect to any Person, means any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned (directly or indirectly) of record or beneficially by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or
(b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

         "Sterling" or "(pound)" shall mean the lawful currency in effect from time to time of the United Kingdom. In the event that Sterling is replaced by any other currency as the lawful currency of the United Kingdom, all amounts denominated in this Agreement in Sterling shall be converted to the appropriate amount in such other currency at the rate of exchange that would be required if this Agreement were governed by English law.

         "Tax" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

         "UK Employees" means those Employees employed in the UK Business as set forth in part 2 of Schedule 6.15.

         "US Employees" means those Employees employed in that part of the Wound Care Business which is carried on in the United States of America, as set forth in part 1 of Schedule 6.15.

                                   Article 16

                                     General

         16.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyers and the Parent or the Sellers, shall be deemed to have been relied on by the Buyers and the Parent or the Sellers, as applicable, and shall survive the Closing and the consummation of the transactions contemplated hereby.

         16.2. Survival of Covenants. All covenants made by the parties in this Agreement and in the other Transaction Documents that do not, by their terms, relate only to a period ending on or before the Closing Date shall survive the Closing and the consummation of the transaction contemplated hereby.

         16.3. Expenses. Except as otherwise provided in Article 5, all transfer and sales taxes payable with respect to the sale and conveyance of the Acquired Assets to the Buyers shall be paid by the Sellers. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

         16.4. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

         If to the Sellers, to:

                  PolyMedica Industries, Inc.
                  11 State Street
                  Woburn, MA 01801
                  Attn: Steven J. Lee
                  Tel:  00 1 617 933 2020
                  Fax:  00 1 617 938 6950


         with a copy sent contemporaneously to:

                  Hale and Dorr
                  60 State Street
                  Boston, MA 02109
                  Attn: John K. P. Stone III
                  Tel:  00 1 617 526 6000
                  Fax:  00 1 617 526 5000

         If to the Buyers or the Parent to:

                  Innovative Technologies Group plc
                  Road Three
                  Winsford Industrial Estate
                  Winsford
                  Cheshire CW7 3PD
                  Attn: Diane Mitchell
                  Tel: 01606 863500
                  Fax: 01606 863600

         with a copy sent contemporaneously to:

                  Wragge & Co.
                  55 Colmore Row
                  Birmingham B3 2AS
                  Attn: Ian Metcalfe
                  Tel: 0121 233 1000
                  Fax: 0121 214 1099

         Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

         16.5. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof (including without limitation the Letter of Intent) and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

         16.6. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the Commonwealth of Massachusetts.

         16.7.  Jurisdiction.

                  (a) The parties hereto irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action, or proceeding (together referred to as "Proceedings") arising out of or in connection with this Agreement may be brought in such courts. The parties further agree that nothing in this Section 16.7 shall limit the rights of the parties to take proceedings in any other competent jurisdiction.

                  (b) Without prejudice to paragraph (a) above, the parties further agree that any Proceedings arising out of or in connection with this Agreement may be brought in any competent court in the Commonwealth of Massachusetts or any federal court sitting therein, and the parties submit to the non-exclusive jurisdiction of each such court.

         16.8. Exchange Rate. For purposes of determining the application of the terms of this Agreement to items denominated in a currency other than Dollars, the relevant currency shall be converted to Dollars at the applicable exchange rate published in the currency crossrate table of The Wall Street Journal (New York edition) on the date of this Agreement (or, if applicable, on the date as of which such calculation is made).

         16.9. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

         16.10. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 16.10 shall prevent any of the Buyers, without the consent of the Sellers, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to one or more of its Affiliates or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve such Buyer of its obligations under this Agreement.

         16.11. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

         16.12. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

         16.13. Tax Treatment. The Buyers and the Parent, on the one hand, and the Sellers, on the other hand, shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the allocations of the purchase price made pursuant to Article 2 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein. Each of ITUI and PMI agrees to file with the Internal Revenue Service an IRS Form 8594 (Asset Acquisition Statement under Section 1060) with respect to the acquisition by ITUI of the Acquired Assets acquired by it, with their respective federal income tax returns for the year in which the Closing Date occurs, consistent with the allocations made pursuant to Section 4.2(h).

         16.14. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers, the Buyers and the Parent and their respective shareholders, any rights or remedies under or by reason of this Agreement.

         16.15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.16. Public Statements or Releases. Each of the parties hereto agrees that, save as required by the rules of the London Stock Exchange, prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgement of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto. Nothing contained in this Section 16.16 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal, regulatory or contractual obligations.

         16.17. Waiver of Jury Trial. Each party hereto waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any agreement, contract or other document or instrument executed in connection herewith, or any of the transactions contemplated hereby.

         16.18. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.


         The Sellers:                         POLYMEDICA INDUSTRIES, INC.


                                                     By:/s/____________________
                                     Title:


                                              POLYMEDICA INDUSTRIES UK, LIMITED


                                                     By:/s/____________________
                                     Title:


         The Buyers:                          INNOVATIVE TECHNOLOGIES LIMITED


                                                     By:/s/____________________
                                     Title:


                                              INNOVATIVE TECHNOLOGIES (US) INC.


                                                     By:/s/____________________
                                     Title:


         The Parent:                          INNOVATIVE TECHNOLOGIES GROUP PLC


                                                     By:/s/____________________
                                     Title: